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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 SCHEDULE 14C
               Information Statement Pursuant to Section 14(c)
           of the Securities Exchange Act of 1934 (Amendment No.  )
Check the appropriate box:
[_]  Preliminary Information Statement
[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14c-5(d)(2))
[x]  Definitive Information Statement
                        Wisconsin Electric Power Company
--------------------------------------------------------------------------------
               (Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
[x]  No Fee required
[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
     (1) Title of each class of securities to which transaction applies:
     --------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     --------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     --------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     --------------------------------------------------------------------------
     (5) Total fee paid:
                                      None
     --------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:
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


[LOGO]                                                 Richard A. Abdoo
 W E                                                   Chairman of the Board &
  WISCONSIN ELECTRIC                                   Chief Executive Officer
  A Wisconsin Energy company

                                                       231 W. Michigan St.
                                                       P.O. Box 2046
                                                       Milwaukee, WI 53201-2046





      March 20, 2002

      Dear Wisconsin Electric Stockholder:

      Wisconsin Electric Power Company will hold its annual meeting of stockholders at 9:00 a.m. on Friday, April 26, 2002, in Conference Room P140A at the Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin. We are not soliciting proxies for this meeting, as over 99% of the voting stock is owned, and will be voted, by Wisconsin Electric's parent company, Wisconsin Energy Corporation. If you wish, you may attend the meeting and vote your shares of preferred stock; however, it will be a very short business meeting.

      On behalf of the directors and officers of Wisconsin Energy, I invite you to attend Wisconsin Energy's annual meeting to be held Thursday, May 2, 2002, at 10:00 a.m. The Wisconsin Energy meeting will be held at the U.S. Cellular Arena, 500 West Kilbourn Avenue, Milwaukee, Wisconsin. By attending this meeting, you will have the opportunity to meet many of the Wisconsin Electric officers and directors. Although you cannot vote your shares of Wisconsin Electric preferred stock at the Wisconsin Energy meeting, you may find the activities to be worthwhile. You will be asked to register before entering the meeting.

      The annual report to stockholders accompanies this information statement. If you have any questions about the material presented or would like a copy of the Wisconsin Energy Corporation summary annual report, please call our toll-free Stockholder Hotline at 1-800-558-9663.

      Sincerely,

    /s/ Richard A. Abdoo

                                    NOTICE
                                      OF
                        ANNUAL MEETING OF STOCKHOLDERS

March 20, 2002

To the Stockholders of Wisconsin Electric Power Company:

The Annual Meeting of Stockholders of Wisconsin Electric Power Company will be held at 9:00 a.m. on Friday, April 26, 2002, in Conference Room P140A at the Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin, for the following purposes:

    1. To elect a Board of Directors to hold office until the 2003 Annual Meeting of Stockholders; and

    2. To consider any other matters which may properly come before the meeting.

Stockholders of record at the close of business on March 6, 2002, are entitled to vote.

By Order of the Board of Directors

/s/ Kristine Rappe
Kristine Rappe
Corporate Secretary

                                     [LOGO]
                                      W E
                               Wisconsin Electric
                           A Wisconsin Energy Company

                           231 West Michigan Street
                                 P.O. Box 2046
                          Milwaukee, Wisconsin 53201

                             INFORMATION STATEMENT
                                      and
                         ANNUAL REPORT TO STOCKHOLDERS

                               -----------------

                             INFORMATION STATEMENT

This information statement is being furnished to stockholders beginning on or about March 20, 2002, in connection with the annual meeting of stockholders of Wisconsin Electric Power Company ("WE") to be held on April 26, 2002, at WE's Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin, and all adjournments or postponements of the meeting, for the purposes listed in the Notice of Annual Meeting of Stockholders. The WE annual report to stockholders accompanies this information statement.

We are not asking you for a proxy and you are requested not to send us a proxy. However, you may vote your shares of preferred stock at the meeting.

VOTING SECURITIES

As of March 6, 2002, WE had outstanding 44,498 shares of Six Per Cent. Preferred Stock; 260,000 shares of $100 par value 3.60% Serial Preferred Stock; and 33,289,327 shares of common stock. Each outstanding share of each class is entitled to one vote. Stockholders of record at the close of business on March 6, 2002, will be entitled to vote at the meeting. A majority of the shares outstanding entitled to be voted at the meeting shall constitute a quorum.

All of WE's outstanding common stock, representing over 99% of its voting securities, is owned by its parent company, Wisconsin Energy Corporation ("WEC"), whose principal business address is 231 West Michigan Street, Milwaukee, Wisconsin. A list of stockholders of record entitled to vote at the meeting will be available for inspection by stockholders at WE's principal business office at 231 West Michigan Street, Milwaukee, Wisconsin, prior to and at the meeting.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANT

Arthur Andersen LLP served as independent public accountant for Wisconsin Electric for the fiscal year ended December 31, 2001. The WE Board, pursuant to a recommendation of the WEC Audit and Oversight Committee, has also selected the firm of Arthur Andersen LLP as the independent public accountant for Wisconsin Electric for the fiscal year ended December 31, 2002.

Representatives of the firm will not attend the annual meeting, but will be present at Wisconsin Energy's annual meeting on May 2, 2002, to make a statement, if they so desire, and to respond to appropriate questions that may be directed to them.

On March 8, 2001, based on a recommendation of its Audit and Oversight Committee, WEC notified PricewaterhouseCoopers LLP that its appointment as principal accountant for WEC and its subsidiaries, including Wisconsin Electric, would be terminated effective upon completion of the audit of the results for the fiscal year ended December 31, 2000. On March 8, 2001, based on a recommendation of the WEC Audit and Oversight Committee, WE engaged the firm of Arthur Andersen LLP as independent public accountant for the fiscal year ended December 31, 2001.

The reports of PricewaterhouseCoopers LLP on the financial statements for the two fiscal years immediately prior to PricewaterhouseCoopers LLP's replacement contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. Between January 1, 1999, and the termination of PricewaterhouseCoopers LLP's appointment as principal accountant, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused that firm to make reference to the subject matter of the disagreement in connection with its report on Wisconsin Electric's financial statements. Between January 1, 1999 and the engagement of Arthur Andersen LLP on March 8, 2001, neither WE nor anyone acting on behalf of WE consulted with Arthur Andersen LLP regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company's financial statements or any matter that was the subject of a disagreement with PricewaterhouseCoopers LLP or other event with respect to PricewaterhouseCoopers LLP that would be required to be disclosed under SEC regulations.

On behalf of the WE Board, the WEC Audit and Oversight Committee reviewed and discussed the Company's quarterly and annual financial statements with management and the independent public accountants. The Audit and Oversight Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements. The Committee reviewed with Arthur Andersen a list of non-audit services billed during fiscal year 2001 and determined that such services would not affect the independence of Arthur Andersen in performing their audit services.

The following table shows the fees billed or expected to be billed for audit and other services provided by Arthur Andersen LLP for fiscal year 2001

 Audit Fees..................................................         $205,000
 Financial Information Systems Design and Implementation Fees         $      0
 All Other Fees:
    Audit Related (1)........................................ $32,250
    All Other (2)............................................  41,900
                                                              -------
 Total All Other Fees........................................         $ 74,150

--------
(1) Audit-related fees include only benefit plan audits.
(2) All other fees consist primarily of tax assistance and training.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors is responsible for overseeing the performance of WE. In 2001, the Board held five meetings. The average attendance of all directors for Board and committee meetings was 97%. No director attended fewer than 89% of the total number of meetings of the Board and Board committees on which he or she served.

WE has an Executive Committee, Compensation Committee and a Finance Committee; it does not have audit or nominating committees. The Executive Committee, which did not meet in 2001, may exercise all of the powers vested in the Board during periods between Board meetings except action regarding dividends or other distributions to stockholders, the filling of vacancies on the Board and other powers which by law may not be delegated to a committee. Directors Abdoo, Bergstrom, Bowles, Cornog and Stratton are members of the Executive Committee. The Compensation Committee, which met four times in 2001, considers succession planning issues and provides a competitive, performance-based executive compensation program that enables WE to attract and retain key individuals and to motivate them to achieve WE's short- and long-term goals. The Committee also provides a competitive director compensation program based on many of the same criteria. Directors Ahearne, Bergstrom, and Davis are members of the Compensation Committee. The Finance Committee, which met four times in 2001, among other things, may take or authorize all necessary actions to effect financings, refinancings and refundings pursuant to financing plans approved by the Board of Directors, thus enhancing WE's ability to act quickly with respect to certain financing matters when market conditions warrant. Directors Bergstrom, Bowles, Cornog, and Stratton are members of the Finance Committee.

ELECTION OF DIRECTORS

Director Nominees. At the 2002 annual meeting, there will be an election of nine directors. The individuals named below have been nominated by the Board to serve one-year terms or until they are reelected or until their respective successors are duly elected and qualified.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen in the election. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors.

The nominees named below have consented to being nominated and to serve if elected. The Board of Directors does not expect that any of the nominees will become unavailable for any reason. If that should occur before the meeting, another nominee or nominees may be selected by the WE Board of Directors.

Biographical information regarding each nominee is shown below. Ages are shown as of March 20, 2002.

Information Concerning Nominees For Terms Expiring in 2002

Richard A. Abdoo. Age 58. Chairman of the Board, President and Chief Executive Officer of WEC since 1991. Chairman of the Board and Chief Executive Officer of Wisconsin Electric since 1990. Chairman of the Board and Director of Wisconsin Gas, a subsidiary of WEC, since April 2000. Director of WEC since 1988. Director of Wisconsin Electric since 1989. Director of AK Steel Holding Corporation, Cobalt Corporation (formerly known as United Wisconsin Services, Inc.), Marshall & Ilsley Corporation and Sensient Technologies, Inc.

John F. Ahearne. Age 67. Director of the Ethics Program for the Sigma Xi Center for Sigma Xi, The Scientific Research Society, an organization that publishes American Scientist, provides grants to graduate students and conducts national meetings on major scientific issues, since 1999. Executive Director of Sigma Xi from 1989 to 1997, and Director of Sigma Xi Center from 1997 to 1999. Adjunct Scholar of Resources for the Future, an economic research, non-profit institute, since 1993. Lecturer and Adjunct Professor, Duke University, since 1995. Commissioner of the United States Nuclear Regulatory Commission from 1978 to 1983, serving as its Chairman from 1979 to 1981. Member, National Academy of Engineering. Director of WEC and Wisconsin Electric since 1994. Director of Wisconsin Gas since April 2000.

John F. Bergstrom. Age 55. Chairman and Chief Executive Officer of Bergstrom Corporation since January 1997, and President and Chief Executive Officer of Bergstrom Corporation from 1974 through 1996. Bergstrom Corporation owns and operates numerous automobile sales and leasing businesses. Director of WEC since 1987. Director of Wisconsin Electric since 1985. Director of Wisconsin Gas since April 2000. Director of Bergstrom Corporation, Banta Corporation, Kimberly-Clark Corporation, Midwest Express Holdings, Inc., Sensient Technologies, Inc. and The Green Bay Packers.

Barbara L. Bowles. Age 54. Chairman and Chief Executive Officer of The Kenwood Group, Inc. since July 2000, and President and Chief Executive Officer from 1989 to July 2000. The Kenwood Group is a Chicago-based investment advisory firm that manages pension funds for corporations, public institutions and endowments. Director of WEC and Wisconsin Electric since 1998. Director of Wisconsin Gas since April 2000. Director of The Black & Decker Corporation, Dollar General Corporation and Georgia-Pacific Corporation.

Robert A. Cornog. Age 61. Chairman of the Board of Snap-on Incorporated since 1991. Served as President and Chief Executive Officer of Snap-on Incorporated from 1991 to his retirement in April 2001. Snap-on Incorporated is a developer, manufacturer and distributor of professional hand and power tools, diagnostic and shop equipment, and tool storage products. Director of WEC since 1993. Director of Wisconsin Electric and Wisconsin Gas since 1994 and April 2000, respectively. Director of Snap-on Incorporated and Johnson Controls, Inc.

Willie D. Davis. Age 67. President and Chief Executive Officer of All Pro Broadcasting, Inc. since 1977. All Pro Broadcasting owns and operates radio stations in Los Angeles and Milwaukee. Director of WEC and Wisconsin Electric since April 2000. Director of Wisconsin Gas since 1990. Director of WICOR from 1990 to April 2000. Director of Alliance Bank, Bassett Furniture Industries Inc., Checkers Drive-In Restaurants, Inc., The Dow Chemical Co., Johnson Controls, Inc., Kmart Corp., MGM Grand Inc., Metro-Goldwyn-Mayer, Inc., Sara Lee Corporation and Strong Capital Management, Inc.

Richard R. Grigg. Age 53. Senior Vice President of WEC since July 2000. President and Chief Operating Officer of Wisconsin Electric and Wisconsin Gas since 1995 and July 2001, respectively. Vice President of WEC from 1995 to June 2000. Chief Nuclear Officer of Wisconsin Electric from December 1996 to March 1998. Director of WEC since 1995. Director of Wisconsin Electric since 1994 and Director of Wisconsin Gas since April 2000.

Frederick P. Stratton, Jr. Age 62. Chairman of the Board of Briggs & Stratton Corporation. Served as Chairman and Chief Executive Officer of Briggs & Stratton Corporation until June 2001. Briggs & Stratton Corporation is a manufacturer of small gasoline engines. Director of WEC since 1987. Director of Wisconsin Electric since 1986, and Director of Wisconsin Gas since April 2000. Director of Briggs & Stratton Corporation, Bank One Corporation, Midwest Express Holdings, Inc. and Weyco Group, Inc.

George E. Wardeberg. Age 66. Vice Chairman of the Board of WEC, Wisconsin Electric and Wisconsin Gas and Director of WEC and Wisconsin Electric since April 2000. Director of WICOR and Wisconsin Gas since 1992. Mr. Wardeberg also held numerous positions with WICOR and its subsidiaries, including CEO of WICOR from 1994 to April 2000. Mr. Wardeberg served as President of WICOR from 1994 to 1997 and Chairman of the Board from 1997 to April 2000. Director of Marshall & Ilsley Corporation and Twin Disc, Inc. Mr. Wardeberg has indicated that he will be retiring as Vice Chairman of the Board in April 2002, but has indicated his willingness to continue to serve as a director.

SHAREHOLDER DERIVATIVE LAWSUIT

On August 21, 2000, and September 29, 2000, two shareholders who had made prior demands upon Wisconsin Energy and Wisconsin Electric to initiate a shareholder derivative suit against certain officers, directors, employees and agents as a result of the City of West Allis/Giddings & Lewis litigation, filed suits on behalf of WEC shareholders in Milwaukee County Circuit Court. A special committee of independent directors of Wisconsin Energy Corporation determined after investigation that a derivative proceeding was not in WEC's best interests. WEC agreed to mediation of the matter which resulted in an acceptable proposal to settle the cases. The settlement agreement calls for the adoption of certain corporate governance measures as well as payment of plaintiffs' attorneys' fees arising out of the lawsuits. In November 2001, WEC mailed notice of the proposed settlement agreement to its shareholders. A final hearing on approval of the settlement agreement was held on January 25, 2002, at which time the Court gave final approval to the settlement and dismissed the cases. No WEC shareholders opposed the settlement at the final hearing.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may properly come before the meeting. The WE Bylaws set forth the requirements that must be followed should a stockholder wish to propose any floor nominations for director or floor proposals at annual or special meetings of stockholders. In the case of annual meetings, the Bylaws state, among other things, that notice and certain other documentation must be provided to WE at least 70 days and not more than 100 days before the scheduled date of the annual meeting. No such notices have been received by WE.

COMPENSATION OF THE BOARD OF DIRECTORS

In order to more closely link directors' pay to performance and to further align the Board's interests with stockholders, a portion of directors' fees is paid in WEC common stock. Directors can elect to receive the fee in common stock or defer the fee in a WEC phantom common stock account under the WEC Directors' Deferred Compensation Plan.

During 2001, each nonemployee director received one annual retainer fee of $18,000 paid half in WEC common stock and half in cash. Effective January 1, 2002, following a review of competitive practices, the annual retainer fee was increased, with identical payment terms, to $24,000 annually. Nonemployee chairs of the committees of the Board received a quarterly committee chair retainer of $1,250. Nonemployee directors also receive a fee of $1,500 for each Board or committee meeting attended. In addition, a per diem fee of $1,250 for travel on Company business is paid for each day on which a Board or committee meeting is not also held. Nonemployee directors are also paid $300 for each signed, written unanimous consent in lieu of a meeting. Employee directors receive no directors' fees.

Although WE directors also serve on the Wisconsin Energy and Wisconsin Gas boards, only single fees are paid for meetings held on the same day. In these cases, fees are allocated between WEC, Wisconsin Electric and Wisconsin Gas based on services rendered.

Nonemployee directors may defer fees pursuant to the WEC Directors' Deferred Compensation Plan. Under the plan, fees may be deferred into an account which accrues interest semiannually at the prime rate or into a WEC phantom common stock account, the value of which will appreciate or depreciate based on the market performance of WEC common stock, as well as through the accumulation of any reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WE, are unsecured and are payable only in cash following termination of the director's service to WE. The deferred amounts will be paid out of the general corporate assets or the trust described under "Retirement Plans" in this information statement.

Each nonemployee director annually receives an option to purchase 5,000 shares of WEC common stock under WEC's long-term incentive plan for serving as a director of WE and WEC. Each option has an exercise price equal to the fair market value of the shares on the date the option is granted and is exercisable for 10 years after the date of grant. Options vest over a three-year period on the anniversary of the grant date. Upon a change in control of WEC, disability or death, or if the director leaves the Board after completing a full term, these options become immediately exercisable. The exercise price of an option may, at the nonemployee director's election, be paid in cash or with previously-owned shares of common stock or a combination thereof.

A Directors' Charitable Awards Program has been established to help further WEC's policy of charitable giving. Under the program, WEC intends to contribute up to $100,000 per year for 10 years to a charitable organization(s) chosen by each director, upon the director's death. Directors are provided with one charitable award benefit for serving on the boards of WEC and its subsidiaries, including Wisconsin Electric. There is a vesting period of three years of service on the Board required for participation in this program. Beneficiary organizations under the program must be approved by the WEC Nominating and Board Affairs Committee. The program is funded by life insurance on the lives of the Board members. Directors derive no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to WEC. Because of the tax deductibility of these charitable donations and the use of insurance as a funding vehicle, the long-term cost to WEC is expected to be modest.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives. The Compensation Committee, which functions as a combined Compensation Committee for WE and WEC, is responsible for making decisions regarding compensation for the executives of Wisconsin Energy Corporation and its principal subsidiaries. All Committee members are independent, nonemployee directors. We seek to provide a competitive, performance-based executive compensation program that enables the corporation to attract and retain key individuals and to motivate them to achieve short- and long-term goals.

We believe that a substantial portion of executive compensation should be at risk. As a result, the compensation plans have been structured so that the level of total compensation is strongly dependent upon achievement of business results that are aligned with the interests of stockholders and customers.

The primary elements of WE's executive compensation program are base salary, annual incentive compensation, and long-term incentive compensation. In general, for WE executives who also hold WEC positions, elements of compensation are targeted at the 50th percentile of general industry practices--that is, we target compensation at the median levels paid for similar positions at similarly sized companies. For WE executives whose positions principally relate to utility operations, we place a greater emphasis upon compensation practices in the energy industry. In order to determine competitive compensation practices, we rely upon compensation surveys provided to us by Towers Perrin, an independent compensation consultant.

Specific values of 2001 compensation for the Chief Executive Officer and the four other most highly compensated executive officers are shown in the Summary Compensation Table. Our basis for determining each element of compensation is described below.

Base Salary. For 2001, we adjusted base salaries to reflect updated survey results of executive compensation practices for similar positions at comparable companies. In making these adjustments, we also considered factors such as the relative levels of individual experience, performance, responsibility, and contribution to the results of operations.

Annual Incentive Compensation. The annual incentive plan provides for annual awards to executives based on achievement of pre-established stockholder-, customer-, and employee-focused objectives. All payments under the plan are at risk; payments are only made if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Based upon a review of competitive practices for comparable positions at similarly sized companies, for 2001, awards were targeted at 35% to 100% of base salary and actual awards may range from 0% to 200% based on performance. The plan also provides the Committee with the discretion to recognize individual performance.

At the Committee's direction, the annual performance incentive program for 2001 principally focused on the attainment of key financial measures.

   . The financial goals for Messrs. Abdoo, Wardeberg, Donovan, and Salustro were based upon earnings per share, return on equity and cash flow for Wisconsin Energy. The earnings per share goal was weighted at 50%; the other two measures were weighted at 25% each.

   . For Mr. Grigg, 75% of his goals were tied to utility financial performance, including net income, return on net assets, and cash flow; the remaining 25% of his goals were tied to customer and employee components.

In February 2002, the Committee met to review the extent to which 2001 performance goals were met. The results are summarized as follows.

Wisconsin Energy's 2001 financial goals were principally met. In 2001, results for earnings per share before non-recurring costs represented an increase of $0.53 per share compared to 2000. The increase was due principally to strong performance of the electric and gas businesses, improved earnings for non-utility energy businesses and the favorable impact of the share repurchase program. Messrs. Abdoo, Wardeberg, Donovan, and Salustro earned 79.71% of their target awards.

The utility group financial performance exceeded target performance in all three measures: net income, return on net assets and cash flow. Record revenues were achieved by the utility segment in 2001 while successfully combining the utility operations of Wisconsin Electric and Wisconsin Gas, improving customer service and reducing operating costs. While the utility group made some notable improvements in its customer interactions, the selected customer measure was not met. This was largely due to unusually high natural gas prices early in the year that negatively impacted customer perception of the utilities. Although substantial progress was made in integrating Wisconsin Electric and Wisconsin Gas operations and processes, cultures and employee talent during 2001, the selected employee measure did not contribute to the incentive result for Mr. Grigg. In aggregate, Mr. Grigg earned 86.64% of his target award.

Based upon these results and any discretion to recognize individual performance, awards for 2001 were granted to the named executive officers as shown in the Summary Compensation Table.

For 2002, the Committee set goals for key officers similar to those set for 2001. For Messrs. Abdoo, Wardeberg, Donovan, and Salustro, the annual incentive is dependent upon attainment of earnings per share, return on equity and cash flow for WEC. We believe that this incentive structure will help focus management and help ensure attainment of WEC's financial objectives. For
Mr. Grigg, 75% of his 2002 goals are tied to utility financial performance; the remainder is tied to utility operational performance.

Long-Term Incentive Compensation. The Committee administers WEC's 1993 Omnibus Stock Incentive Plan, as amended. This is a WEC stockholder-approved, long-term incentive plan designed to link the interests of executives and other key employees to long-term stockholder value. It allows for various types of awards keyed to the performance of WEC's common stock, including stock options.

In 2001, we reviewed the long-term incentive program to ensure its effectiveness in focusing executives to achieve the corporation's long-term objectives. Awards to named executive officers were granted as indicated in the Summary Compensation Table.

Our Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by participants. Accordingly, as a condition of participating in the long-term incentive plan, we have implemented stock ownership guidelines for officers of the Company. Guidelines for executive officers range from 100% to 300% of base salary.

Chief Executive Officer Compensation. The assessment of the Chief Executive Officer's performance and determination of the CEO's compensation are among our principal responsibilities.

In reviewing the performance of the Chief Executive Officer who also serves as WEC's CEO, we requested that all nonemployee directors evaluate the CEO's performance. The Compensation Committee chair reviewed the evaluations, met with Mr. Abdoo to discuss them, and the Committee factored the results into our compensation determinations.

We set Mr. Abdoo's WEC consolidated base salary at $707,500 for 2001. This base salary is somewhat below the median of comparably sized companies in the survey of general industry compensation practices.

Mr. Abdoo's annual incentive compensation for 2001 was based upon achievement of the financial initiatives described above.

In view of the discretionary component of the annual incentive plan, the Committee also noted the significant accomplishments of Mr. Abdoo on a consolidated WEC basis during 2001; however, no adjustments to his annual incentive award were made. Significant accomplishments for Mr. Abdoo included:

   . receipt of a favorable declaratory ruling from the Public Service
     Commission of Wisconsin, enabling the corporation to proceed with necessary planning, studies and purchases for 2,800 megawatts of new, in-state generation,

   . formation of a new subsidiary, W.E. Power, LLC, for the sole purpose of financing, constructing and owning the new power plants proposed under our Power the Future plan,

   . approval for a 35-mile Wisconsin Gas lateral to Guardian Pipeline, which will bring needed natural gas from Chicago and introduce meaningful gas pipeline competition to southeastern Wisconsin,

   . completion of the 2001 Point Beach Nuclear Plant refueling safely, ahead of schedule and within budget,

   . implementation of combined billing and customer service operations, allowing customers to have one account, receive one bill and make one call for electric and gas services, and

   . progress made in the common stock buy-back program resulting in repurchasing over $234 million of Wisconsin Energy stock by year end.

To specifically link a portion of his compensation to the enhancement of long-term stockholder value, Mr. Abdoo was awarded long-term incentive compensation in 2001 in the form of stock options and restricted stock, as set forth in the ''Long-Term Compensation Awards'' column of the Summary Compensation Table.

Compliance With Tax Regulations Regarding Executive Compensation. Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million, unless certain requirements are met. It is the Company's policy to take reasonable steps to obtain the corporate tax deduction by qualifying for the exemptions from limitation on such deductibility under
Section 162(m) to the extent practicable.

Respectfully submitted to WE's stockholders by the Compensation Committee of the Board of Directors.

John F. Bergstrom, Committee Chair
John F. Ahearne
Willie D. Davis

EXECUTIVE OFFICERS' COMPENSATION

This table shows, for the last three fiscal years, compensation awarded to, earned by or paid to WE's Chief Executive Officer and each of WE's other four most highly-compensated executive officers for services in all capacities to WEC and its subsidiaries, including WE. The amounts shown in this and all subsequent tables in this information statement are WEC consolidated compensation data.

Summary Compensation Table

                                                                         Long-Term
                                          Annual Compensation       Compensation Awards
                                      ----------------------------------------------------
                                                                   Restricted  Securities
                                                      Other Annual   Stock     Underlying    All Other
                                      Salary   Bonus  Compensation Awards/(1)/  Options   Compensation/(2)/
  Name and Principal Position    Year  ($)      ($)       ($)         ($)         (#)           ($)
-----------------------------------------------------------------------------------------------------------
Richard A. Abdoo
Chairman of the Board, President 2001 707,500 563,948    11,811     163,120     300,000        66,875
and Chief Executive Officer of   2000 657,500 723,168    16,954     148,500     100,000        30,632
WEC; Chairman of the Board and   1999 615,000 295,343     8,767     218,504      40,000        33,873
Chief Executive Officer of WE
-----------------------------------------------------------------------------------------------------------
George E. Wardeberg
Vice Chairman of the Board of    2001 636,750 456,798     2,416     146,808     270,000        89,918
WEC and WE (as of April 2000)    2000 394,667 434,084         0           0     100,000             0
-----------------------------------------------------------------------------------------------------------
Richard R. Grigg
Senior Vice President of WEC;    2001 440,000 350,719     4,128     122,340     131,535        98,545
President and Chief Operating    2000 400,000 367,446     3,723     111,375      75,000        23,932
Officer of Wisconsin Electric--  1999 340,000 261,180     4,413     109,252      20,000        18,083
Wisconsin Gas
-----------------------------------------------------------------------------------------------------------
Paul Donovan
Senior Vice President and Chief  2001 440,000 282,333    28,760     122,340     131,535        65,463
Financial Officer of WEC and WE  2000 407,500 358,559     8,210     232,500      75,000        14,849
(as of August 1999)              1999 142,301  87,465       315           0      30,000         4,046
-----------------------------------------------------------------------------------------------------------
Larry Salustro
Senior Vice President and        2001 311,668 165,797     2,339     122,340      75,000        33,956
General Counsel of WEC and WE    2000 262,500 229,140     1,891      74,250      50,000        21,114
                                 1999 225,000 117,181         0      54,626      10,000        18,445

/(1) On February 7, 2001, restricted stock awards were granted to Messrs.
     Abdoo, Wardeberg, Grigg, Donovan and Salustro in the amounts of 8,000 shares, 7,200 shares, 6,000 shares, 6,000 shares and 6,000 shares, respectively, which are subject to forfeiture until vested. The dollar values shown for these shares are based on the closing price of $20.39 per share on the grant date. The shares awarded to these individuals are subject to a vesting schedule dependent upon the attainment of cumulative earnings targets based on WEC performance, with ultimate vesting occurring at the end of ten years. However, earlier vesting may occur due to termination of employment by death, disability, or normal retirement, a change in control of WEC, or action by the Compensation Committee. Dividends are paid on shares of restricted stock at the same rate as on unrestricted shares and are used to acquire additional restricted shares. As of December 31, 2001, the named executive officers held the following number of shares of restricted stock, including restricted dividends, with the following values (based on a closing price of $22.56 on December 31, 2001): Mr. Abdoo--35,532 shares ($801,602), Mr. Wardeberg--11,606 shares
     ($261,831), Mr. Grigg--21,469 shares ($484,341), Mr. Donovan--19,136 shares ($431,708), and Mr. Salustro--22,587 shares ($509,563). /

/(2) All Other Compensation for 2001 for Messrs. Abdoo, Wardeberg, Grigg,
     Donovan and Salustro, respectively, includes: /

    . employer matching of contributions by each named executive into the 401(k) plan in the amount of $5,100, $5,100, $4,550, $5,100 and $5,100, respectively,
    . ''make whole'' payments under the Executive Deferred Compensation Plan with respect to matching in the 401(k) plan on deferred salary or salary received but not otherwise eligible for matching in the amounts of $50,457, $27,025, $51,431, $18,857, and $15,226, respectively; amounts include prior period adjustments of $12,637, $35,608, and $4,102 for Messrs. Abdoo, Grigg, and Salustro, respectively, and

    . the present value (treated as an interest free loan) of the current year's non-term portion of the insurance premium paid by WEC under a split-dollar life insurance program in the amounts of $11,318, $57,793, $42,564, $41,506, and $13,630 respectively; the executive pays the term insurance portion of the premium.

Option Grants in Last Fiscal Year

This table shows additional data regarding the options summarized above.

                                                                    Grant
                                                                    Date
                       Individual Grants/(1)/                       Value
   -------------------------------------------------------------------------
                                  Percent of
                                    Total
                       Number of   Options
                       Securities Granted to                        Grant
                       Underlying Employees  Exercise               Date
                        Options   in Fiscal   or Base              Present
                        Granted      Year      Price   Expiration Value/(2)/
          Name            (#)        (%)     ($/Share)    Date       ($)
   -------------------------------------------------------------------------
   Richard A. Abdoo     100,000      4.61      20.39   02/07/2011   474,000
                        200,000      9.22      21.73   05/01/2011 1,092,000
   George E. Wardeberg   90,000      4.15      20.39   02/07/2011   426,600
                        180,000      8.30      21.73   05/01/2011   982,800
   Richard R. Grigg      75,000      3.46      20.39   02/07/2011   355,500
                         56,535      2.61      21.73   05/01/2011   308,681
   Paul Donovan          75,000      3.46      20.39   02/07/2011   355,500
                         56,535      2.61      21.73   05/01/2011   308,681
   Larry Salustro        75,000      3.46      20.39   02/07/2011   355,500

/(1)/ Consists of incentive and non-qualified stock options to purchase shares of WEC common stock granted on February 7, 2001, and May 1, 2001, pursuant to the 1993 Omnibus Stock Incentive Plan, as amended. These options have exercise prices equal to the fair market value of the WEC shares on the date of grant and vest pro rata over a four year period beginning on the first anniversary of the grant date with full vesting on the fourth anniversary date. Upon a ''change in control'' of WEC, as defined in the plan, or upon retirement, permanent total disability or death of the option holder, these options shall become immediately exercisable. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. In the discretion of the Compensation Committee, the exercise price may be paid by delivery or attestation of already-owned shares. Tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, as amended, the Compensation Committee has the power with the participant's consent to modify or waive the restrictions on vesting of these options, to amend these options and to grant extensions or to accelerate these options.
/(2) An option pricing model (developed by Black-Scholes) was used to determine the options' present value as of the date of the grant. The assumptions used in the Black-Scholes equation for options expiring February 7, 2011, are: market price of stock: $20.39; exercise price of option: $20.39; stock volatility: 23.43%; annualized risk-free interest rate: 5.43%; exercise at the end of the 10-year option term; and dividend yield: 3.92%. The assumptions for options expiring May 1, 2011 are: market price of stock: $21.73; exercise price of option: $21.73; stock volatility: 23.59%; annualized risk-free interest rate: 5.65%; exercise at the end of the 10-year option term; and dividend yield: 3.68%. WE's use of this model should not be construed as an endorsement of its accuracy. The ultimate value of the options, if any, will depend upon the future value of the WEC common stock, which cannot be forecast with reasonable accuracy, and on the optionee's investment decisions. /

Aggregated Fiscal Year-End Option Values

No stock options were exercised by the named executive officers in 2001. This table shows the number and value of exercisable and unexercisable options at fiscal year-end. Value is calculated using the difference between the exercise price and the year-end market price multiplied by the number of shares underlying the option.

  ------------------------------------------------------------------------------------------------
                         Number of Securities Underlying            Value of Unexercised In the
                      Unexercised Options at Fiscal Year-End      Money Options at Fiscal Year-End
                                       (#)                                      ($)
                      ----------------------------------------------------------------------------
         Name          Exercisable             Unexercisable       Exercisable       Unexercisable
  ------------------------------------------------------------------------------------------------
  Richard A. Abdoo      198,498                   405,002             64,772            577,328
  George E. Wardeberg   549,930                   336,666          4,682,536            344,700
  Richard R. Grigg       94,748                   202,787             48,579            355,420
  Paul Donovan           33,750                   202,785             48,581            355,418
  Larry Salustro         64,999                   120,001             32,385            259,915
  ------------------------------------------------------------------------------------------------

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

Pursuant to the merger agreement relating to WEC's acquisition of WICOR, on June 27, 1999, WEC adopted severance policies that became effective on April 26, 2000, when the merger occurred, replacing WEC's previous severance policy. The policies provide for severance benefits to designated executives and other key employees if within two years after the merger they are discharged without cause or resign with good reason. WEC has approved changes to the severance policies to allow for a deferral opportunity for participants who may become entitled to benefits and to continue the policies after the end of a two-year period following the WICOR merger to provide for severance benefits in the event of employment termination either in anticipation of or within a two-year period following a change in control by reason of discharge without cause or resign with good reason.

Under the current severance policies, participants have been designated into one of four benefit levels. Of the individuals named in the Summary Compensation Table, Mr. Salustro is a Tier 2 participant. Messrs. Abdoo, Wardeberg, Grigg and Donovan do not participate in the severance policy, but each has a separate change in control and severance agreement as described below.

Tier 2 benefits provide generally for lump sum severance payments equal to three times the sum of the current base salary and the highest bonus in the last three years (or the then current target bonus, if higher), a pension lump sum for the equivalent of three years' worth of additional service and three years' continuation of health and life insurance coverages. An overall limit is placed on benefits to avoid federal excise taxes under the ''parachute payment'' provisions of the tax law. However, in return for a non-compete agreement from Mr. Salustro, WE entered into an agreement with him removing this overall limit and providing for a "gross-up" payment should any of the Tier 2 benefits payable to Mr. Salustro trigger such excise taxes.

WEC has entered into agreements with each of Messrs. Abdoo, Grigg and Donovan providing for certain severance benefits if their employment is terminated (i) by WEC other than for cause, death or disability in anticipation of or following a change in control of WEC, (ii) by the executive for good reason following such a change, (iii) by the executive within six months after completing one year of service following a change in control, or (iv) in the absence of a change in control, by WEC for any reason other than cause, death or disability or by the executives for good reason. The agreements provide for a lump sum severance payment equal to three times the sum of their highest annual base salary in effect in the last three years and highest bonus amount. The highest bonus amount would be calculated as the largest of the current target bonus for the fiscal year in which employment termination occurs, the highest bonus paid in either the last three fiscal years of the Company prior to termination or the change in control, or an amount calculated by multiplying the highest bonus percentage earned during either of such three fiscal year periods times the highest yearly base salary rate in effect during the three-year period ending prior to termination. The agreements also provide for three years' continuation of health and certain other welfare benefit coverages, eligibility for retiree health coverage thereafter, continuation of the split-dollar life insurance program until the applicable policy becomes paid up, a payment equal to the value of three additional years' of participation in the applicable qualified and non-qualified retirement plans, full vesting in all outstanding stock option and restricted stock awards, certain financial planning services and other benefits and a ''gross-up'' payment should any payments or benefits under the agreements trigger federal excise taxes under the ''parachute payment'' provisions of the tax law. The agreements also contain one-year non-compete provisions applicable on termination of employment.

In connection with Mr. Donovan joining the Company, he was encouraged to purchase a house in Wisconsin. In this regard, the Company has agreed to repurchase, at Mr. Donovan's request within seven years of his leaving the Company, his Wisconsin house at a price that would assure the after-tax recovery of his investment in that house or its then fair market value, whichever is greater.

As provided in the merger agreement with WICOR, WEC entered into an employment agreement with Mr. Wardeberg pursuant to which Mr. Wardeberg serves as Vice Chairman of the WEC Board of Directors for a two-year term. The agreement provides for a base salary of not less than the greater of $580,000, or 90% of the base salary then payable to the Chairman of the Board. The agreement also provides for a bonus of not less than 90% of that payable to the Chairman, with the total of base salary and bonus in no event to be less than $993,116.

Mr. Wardeberg's employment agreement also includes a special pension benefit provision under WEC's Supplemental Executive Retirement Plan, calculated as if Mr. Wardeberg had been employed by WEC since age 25, offset by any WICOR pension benefits. Severance benefits are provided if his employment is terminated by WEC other than for cause or by Mr. Wardeberg for good reason. The agreement provides for a ''gross-up'' payment should any payments to Mr. Wardeberg trigger federal excise taxes under the ''parachute payment'' provisions of the tax law. Mr. Wardeberg has indicated that he will be retiring as Vice Chairman of the Board in April 2002, but has indicated his willingness to continue to serve as a director.

Under the terms of the employment offer letter with Mr. Salustro, he is a participant in the Supplemental Executive Retirement Plan ("SERP") and is entitled on his retirement at or after age 60 to certain additional pension benefits as described below in the "Other Retirement Benefits" section. The lump sum present value of such benefits would become payable to him on the occurrence of a change in control.

RETIREMENT PLANS

Wisconsin Electric maintains a defined benefit pension plan of the cash balance type for most employees, including WE executive officers. The plan bases a participant's defined benefit pension on the value of a hypothetical account balance. For individuals participating in the plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the plan as of December 31, 1995, received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. Additionally, the cash balance plan provides that up to an additional 2% of base pay may be earned based upon achievement of earnings targets.

The life annuity payable under the plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the plan on December 31, 1995, were ''grandfathered'' such that they will not receive any lower retirement benefit than would have been provided under the prior formula, had it continued, if their employment terminates on or before January 1, 2011.

For the individuals listed in the Summary Compensation Table, estimated benefits under the prior plan formula are higher than under the cash balance plan formula. As a result, their benefits would currently be determined by the prior plan benefit formula. The following table shows estimated annual benefits payable in life annuity form on normal retirement for persons in various compensation and years of service classifications during 2001, based on the continuation of the prior plan formula (including supplemental amounts providing additional benefits described below in the ''Other Retirement Benefits'' section):

                              Pension Plan Table

                                      Years of Service
                      --------------------------------------------------
         Remuneration   15      20      25      30      35       40
         --------------------------------------------------------------
          $  300,000   74,963  99,950 124,938 149,925 164,106   178,288
             500,000  126,713 168,950 211,188 253,425 277,356   301,288
             700,000  178,463 237,950 297,438 356,925 390,606   424,288
             900,000  230,213 306,950 383,688 460,425 503,856   547,288
         --------------------------------------------------------------
           1,100,000  281,963 375,950 469,938 563,925 617,106   670,288
           1,300,000  333,713 444,950 556,188 667,425 730,356   793,288
           1,500,000  385,463 513,950 642,438 770,925 843,606   916,288
           1,700,000  437,213 582,950 728,688 874,425 956,856 1,039,288

The compensation for the individuals listed in the Summary Compensation Table in the columns labeled ''Salary'' and ''Bonus'' is virtually equivalent to the compensation considered for purposes of the retirement plans and the various supplemental plans. Messrs. Abdoo, Wardeberg, Grigg, Donovan, and Salustro currently have or are considered to have 32, 41, 31, 29, and 29 credited years of service, respectively.

Other Retirement Benefits. Designated officers of WEC and Wisconsin Electric, including all the individuals named in the Summary Compensation Table, participate in the Supplemental Executive Retirement Plan (''SERP''). The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, as follows: (i) an amount equal to the difference between the actual pension benefit payable under the pension plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation; and (ii) an amount calculated so as to provide participants with a supplemental lifetime annuity, estimated to amount to between 8% and 10% of final average compensation depending on which pension payment option is selected. Except for a ''change in control'' of WEC, as defined in the SERP, no payments are made until after the participant's retirement or death.

WEC and/or WE have entered into agreements with Messrs. Abdoo, Wardeberg, Donovan, and Salustro who cannot accumulate by normal retirement age the maximum number of years of credited service under the pension plan formula in effect immediately before the change to the cash balance formula, as described below:

   . According to Mr. Abdoo's agreement, Mr. Abdoo at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 58 or older substantially the same as those payable to employees who are age 60 or older, who are in the same compensation bracket and who became plan participants at the age of 25, offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

   . According to Mr. Wardeberg's agreement, Mr. Wardeberg at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 65 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at age 25, offset by the value of any qualified or non-qualified defined benefit pension plans of WICOR.

   . According to Mr. Donovan's agreement, Mr. Donovan at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 55 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at the age of 25, offset by the value of social security benefits and modified by early retirement reduction factors applicable to Mr. Donovan between age 55 and 58.

   . According to the terms of his employment offer letter, Mr. Salustro at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 60 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at the age of 25, offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

Messrs. Wardeberg and Donovan have been granted life insurance benefits in lieu of certain post-retirement benefits under the SERP. An independent review has verified that based on certain assumptions, both exchanges are cost neutral to WEC.

The WEC Amended Non-Qualified Trust, a grantor trust, has been established to fund certain non-qualified benefits, including the SERP, the Executive Deferred Compensation Plan and the agreements with the named executive officers. The plans and agreements provide for optional lump sum payments and, in the instance of a change in control, and absent a deferral election, mandatory lump sum payments without regard to whether the executive's employment has terminated. In each case, the interest rate benchmark formula for calculating the lump sum amount is the five-year U.S. Treasury Note yield as of the last business day of the month prior to date of payment.

STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

WE directors, nominees and executive officers as a group do not own any of WE's stock, but do beneficially own shares of stock of its parent company, Wisconsin Energy. The following table lists the beneficial ownership of WEC common stock of each director, nominee, named executive officer, and all of the directors and executive officers as a group as of February 22, 2002. In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days. Included are shares owned by each individual's spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC's Stock Plus and 401(k) plans. None of these persons beneficially own more than 1% of the outstanding WEC common stock.

                                           Shares Beneficially Owned/(1)/
                               ------------------------------------------------------
                                                       Option Shares
                                                     Exercisable Within
             Name              Shares Owned/(2) (3)/      60 Days         Total
--------------------------------------------------------------------------------------
Richard A. Abdoo                      67,565/(4)/          248,498        316,063
John F. Ahearne                        3,463                 8,333         11,796
John F. Bergstrom                      3,000                 8,333         11,333
Barbara L. Bowles                      2,468                 8,333         10,801
--------------------------------------------------------------------------------------
Robert A. Cornog                       5,534                 8,333         13,867
Willie D. Davis                        9,141                18,234/(5)/    27,375
Paul Donovan                          56,174/(4)/           71,250        127,424
Richard R. Grigg                      27,542/(4)/          132,248        159,790
--------------------------------------------------------------------------------------
Larry Salustro                        26,672/(4)/           96,249        122,921
Frederick P. Stratton, Jr.             8,600                 8,333         16,933
George E. Wardeberg                   25,034/(4)/          572,430/(5)/   597,464
--------------------------------------------------------------------------------------
All above-named individuals
  and other executive officers
  as a group (13 persons)            248,977/(4)/        1,214,903/(5)/ 1,463,880/(6)/

/(1) Information on beneficially-owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this information statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes. /

/(2)/ Certain WE directors and executive officers also hold share units in the WEC phantom common stock account under WEC's deferred compensation plans as indicated: Mr. Abdoo (18,843), Mr. Bergstrom (6,092), Mr. Cornog (9,886), Mr. Davis (7,792), Mr. Donovan (8,064), Mr. Grigg (3,177), Mr.
      Salustro (2,373), Mr. Stratton (7,726), Mr. Wardeberg (1,250), and all directors and executive officers as a group (65,368). Share units are intended to reflect the performance of Wisconsin Energy common stock and are payable in cash. While these units do not represent a right to acquire WEC common stock, have no voting rights and are not included in the number of shares reflected in the "Shares Owned" column in the table above, we have listed them in this footnote because they represent an additional economic interest of the directors and executive officers tied to the performance of WEC common stock.

/(3) Except as described below, each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power as indicated: Mr. Abdoo (10,107), Mr. Cornog (150), Mr. Donovan (25,000), Mr. Stratton (4,600), Mr. Wardeberg (3,608) and all directors and executive officers as a group (43,465). /

/(4) Includes shares of restricted stock over which the holders have sole voting but no investment power: Mr. Abdoo (35,532), Mr. Donovan (19,136), Mr. Grigg (21,469), Mr. Salustro (22,587), Mr. Wardeberg (11,606), all nonemployee directors (0), and all directors and executive officers as a group (118,645). Shares listed for Mr. Wardeberg include restricted stock granted by WICOR which were converted to outstanding WEC restricted stock on the effective date of the acquisition of WICOR. /

/(5) Option shares listed include options granted by WICOR which were converted to WEC stock options on the effective date of the acquisition of WICOR. /

/(6) Represents 1.26% of total WEC common stock outstanding on February 22, 2002. /

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the corporation's officers, directors, and persons owning more than ten percent of a registered class of the corporation's equity securities to file reports of ownership and changes in ownership of equity and derivative securities of WE. To the Company's knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2001 were complied with in a timely manner.

AVAILABILITY OF FORM 10-K

A copy (without exhibits) of the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission, is available without charge to any stockholder of record or beneficial owner of WE common stock by writing to the Corporate Secretary, Kristine Rappe, at the Company's principal executive offices, 231 West Michigan Street, P. O. Box 2046, Milwaukee, Wisconsin 53201. Financial statements and certain other information found in the Form 10-K are included in the accompanying WE 2001 Annual Report to Stockholders.

                       WISCONSIN ELECTRIC POWER COMPANY

                      2001 ANNUAL REPORT TO STOCKHOLDERS

                               -----------------

                       2001 ANNUAL FINANCIAL STATEMENTS

                                      and

                             REVIEW of OPERATIONS

                            SELECTED FINANCIAL DATA

                       WISCONSIN ELECTRIC POWER COMPANY

                    SELECTED FINANCIAL AND STATISTICAL DATA

                       Financial                             2001       2000          1999         1998      1997
                       ---------                          ---------- ----------    ----------    --------- ---------
Year Ended December 31
   Earnings available for common stockholder (Millions).. $    245.3 $    163.5(a) $    211.9(b) $   183.0 $    69.4
   Operating revenues (Millions)
      Electric........................................... $  1,839.8 $  1,763.4    $  1,688.3    $ 1,641.4 $ 1,412.1
      Gas................................................      457.1      399.7         306.8        295.9     355.2
      Steam..............................................       21.8       21.9          21.3         20.5      22.3
                                                          ---------- ----------    ----------    --------- ---------
         Total operating revenues........................ $  2,318.7 $  2,185.0    $  2,016.4    $ 1,957.8 $ 1,789.6
                                                          ========== ==========    ==========    ========= =========
At December 31 (Millions)
   Total assets.......................................... $  5,067.5 $  5,025.1    $  4,901.9    $ 4,608.9 $ 4,520.9
   Long-term debt........................................ $  1,420.5 $  1,679.6    $  1,677.6    $ 1,512.5 $ 1,448.6
               Utility Energy Statistics
               -------------------------
Electric
   Megawatt-hours sold (Thousands).......................   30,539.7   31,398.8      30,619.9     29,475.2  27,671.8
   Customers (End of year)...............................  1,044,129  1,026,691     1,006,013      988,929   978,835
Gas
   Therms delivered (Millions)...........................      852.4      944.9         944.1        922.8     980.7
   Customers (End of year)...............................    412,674    407,761       398,508      388,478   376,732
Steam
   Pounds sold (Millions)................................    2,929.2    3,085.2       2,913.9      2,773.1   3,160.6
   Customers (End of year)...............................        449        451           450          454       474

================================================================================

                 SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

                                                (Millions of Dollars) (d)
                                              -----------------------------
                                                  March          June
    -                                         ------------- ---------------
    Three Months Ended                         2001   2000   2001    2000
    ------------------                        ------ ------ ------ --------
    Total operating revenues................. $706.6 $540.8 $517.5  $496.9
    Operating income.........................  123.3  121.4   79.0    91.4
    Earnings available for common stockholder   62.4   58.5   34.7    39.9
                                                September      December
                                              ------------- ---------------
    Three Months Ended                         2001   2000   2001  2000 (a)
    ------------------                        ------ ------ ------ --------
    Total operating revenues................. $552.2 $532.7 $542.4  $614.6
    Operating income.........................  135.0  122.6  138.7    58.5
    Earnings available for common stockholder   72.9   56.6   75.3     8.5

================================================================================
(a) During the fourth quarter of 2000, the Company recorded severance benefits and other items of $43.9 million, after tax.
(b) In the fourth quarter of 1999, the Company recorded a litigation settlement of $10.8 million, after tax.
(c) During 1997, the Company recorded expenses of $13.1 million, after tax, related to the terminated merger agreement with Northern States Power Company and $18.0 million, after tax, related to the write-down of equipment.
(d) Quarterly results of operations are not directly comparable because of seasonal and other factors. See Management's Discussion and Analysis of Financial Condition and Results of Operations.

                          WISCONSIN ELECTRIC COMPANY

                            SELECTED OPERATING DATA

                                       2001       2000       1999       1998      1997
Year Ended December 31              ---------- ----------  ---------  --------- ---------
        Electric Utility
        ----------------
Operating Revenues (Millions)
   Residential..................... $    644.8 $    597.2  $   574.8  $   571.4 $   487.2
   Small Commercial/Industrial.....      577.3      534.7      510.1      487.6     430.2
   Large Commercial/Industrial.....      472.0      464.9      451.2      450.1     402.7
   Other--Retail/Municipal.........       63.2       58.3       51.2       51.2      55.3
   Resale--Utilities...............       69.6       84.0       79.1       60.9      24.5
   Other Operating Revenues........       12.9       24.3       21.9       20.2      12.2
                                    ---------- ----------  ---------  --------- ---------
      Total Operating Revenues..... $  1,839.8 $  1,763.4  $ 1,688.3  $ 1,641.4 $ 1,412.1
                                    ========== ==========  =========  ========= =========
Megawatt-hour Sales (Thousands)
   Residential.....................    7,615.7    7,477.6    7,346.8    7,327.0   6,863.6
   Small Commercial/Industrial.....    8,354.2    8,287.5    8,028.2    7,612.4   7,433.1
   Large Commercial/Industrial.....   10,983.0   11,626.2   11,333.6   11,392.0  11,021.5
   Other--Retail/Municipal.........    1,599.4    1,527.3    1,314.0    1,287.2   1,412.6
   Resale--Utilities...............    1,987.4    2,480.2    2,597.3    1,856.6     941.0
                                    ---------- ----------  ---------  --------- ---------
      Total Sales..................   30,539.7   31,398.8   30,619.9   29,475.2  27,671.8
                                    ========== ==========  =========  ========= =========
Number of Customers (Average)
   Residential.....................    931,714    916,028    897,333    886,635   876,776
   Small Commercial/Industrial.....    100,456     98,277     95,964     94,675    93,259
   Large Commercial/Industrial.....        706        712        716        720       714
   Other...........................      2,319      2,283      1,938      1,855     1,844
                                    ---------- ----------  ---------  --------- ---------
      Total Customers..............  1,035,195  1,017,300    995,951    983,885   972,593
                                    ========== ==========  =========  ========= =========
          Gas Utility
          -----------
Operating Revenues (Millions)
   Residential..................... $    275.8 $    244.3  $   193.8  $   176.5 $   222.0
   Commercial/Industrial...........      150.0      132.0       95.1       87.9     113.6
   Interruptible...................        5.1        5.3        5.3        7.1       9.0
                                    ---------- ----------  ---------  --------- ---------
      Total Retail Gas Sales.......      430.9      381.6      294.2      271.5     344.6
   Transported Customer-Owned Gas..       14.2       17.4       14.6       12.0      13.4
   Transported--Interdepartmental..        1.2        1.5        1.8        2.5       3.1
   Other Operating Revenues........       10.8       (0.8)      (3.8)       9.9      (5.9)
                                    ---------- ----------  ---------  --------- ---------
      Total Operating Revenues..... $    457.1 $    399.7  $   306.8  $   295.9 $   355.2
                                    ========== ==========  =========  ========= =========
Therms Delivered (Millions)
   Residential.....................      318.4      335.7      329.0      289.5     347.9
   Commercial/Industrial...........      194.5      206.2      195.3      182.0     211.5
   Interruptible...................        8.9       12.0       16.3       23.3      24.5
                                    ---------- ----------  ---------  --------- ---------
      Total Retail Gas Sales.......      521.8      553.9      540.6      494.8     583.9
   Transported Customer-Owned Gas..      305.6      349.9      347.9      349.4     387.2
   Transported--Interdepartmental..       25.0       41.1       55.6       78.6       9.6
                                    ---------- ----------  ---------  --------- ---------
      Total Therms Delivered.......      852.4      944.9      944.1      922.8     980.7
                                    ========== ==========  =========  ========= =========
Number of Customers (Average)
   Residential.....................    376,510    369,210    360,084    347,747   339,002
   Commercial/Industrial...........     33,839     33,275     32,594     31,586    30,594
   Interruptible...................         30         33         89        146       170
   Transported Customer-Owned Gas..        422        383        328        271       254
   Transported--Interdepartmental..          5          6          6          6         7
                                    ---------- ----------  ---------  --------- ---------
      Total Customers..............    410,806    402,907    393,101    379,756   370,027
                                    ========== ==========  =========  ========= =========

        Degree Days (a)
        ---------------
Heating (6,821 Normal).............      6,338      6,716      6,318      5,848     7,101
Cooling (685 Normal)...............        711        566        753        800       407

--------
(a) As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a twenty-year moving average.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                            CORPORATE DEVELOPMENTS

INTRODUCTION

Wisconsin Electric Power Company ("Wisconsin Electric" or the "Company"), a wholly-owned subsidiary of Wisconsin Energy Corporation ("Wisconsin Energy"), is engaged primarily in the business of generating electricity and distributing electricity and natural gas with operations in the states of Wisconsin and Michigan.

Acquisition of WICOR, Inc.: On April 26, 2000, Wisconsin Energy Corporation, the parent company of Wisconsin Electric, acquired WICOR, Inc. ("WICOR"), the parent of Wisconsin Gas Company ("Wisconsin Gas"). Wisconsin Energy has integrated the gas operations of Wisconsin Electric and Wisconsin Gas as well as many corporate support areas. On November 1, 2000, Wisconsin Electric and Wisconsin Gas filed an application with the Public Service Commission of Wisconsin ("PSCW") for authority to transfer Wisconsin Electric's gas utility assets together with certain identified liabilities associated with such assets. On December 4, 2001, Wisconsin Electric and Wisconsin Gas entered into a stipulation with the PSCW in which a Consent Order was issued by the PSCW providing for the withdrawal of the joint application. Wisconsin Energy continues to operate the gas business of Wisconsin Electric and Wisconsin Gas as one operation to achieve operating efficiencies and improved reliability. For additional information, see "Factors Affecting Results, Liquidity and Capital Resources" below.

Cautionary Factors: A number of forward-looking statements are included in this document. When used, the terms "anticipate," "believe," "estimate," "expect," "forecast," "objective," "plan," "possible," "potential," "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from those that are described, including the factors mentioned throughout this document and below in "Factors Affecting Results, Liquidity and Capital Resources."

CORPORATE STRATEGY

Business Opportunities

Wisconsin Energy's key corporate strategy is Power the Future which was announced in September 2000. The Power the Future strategy, which is discussed further below, is expected to have a significant impact on the Company. This strategy is designed to increase the electric generating capacity in the state of Wisconsin while maintaining a fuel diverse, reasonably priced electric supply. It also is designed to improve the delivery of energy within Wisconsin Energy's distribution systems to meet increasing customer demands.

Wisconsin Electric is realizing operating efficiencies through the combination of Wisconsin Electric and Wisconsin Gas. These operating efficiencies should increase customer satisfaction and reduce operating costs.

Power the Future Strategy: In late February 2001, Wisconsin Energy announced enhancements to a 10-year, $7 billion strategy, originally proposed in September 2000, to improve the supply and reliability of electricity in Wisconsin. As noted above, this Power the Future strategy is intended to meet the growing demand for electricity and ensure a diverse fuel mix while keeping electricity prices reasonable. According to a report issued by the Wisconsin Governor's Office, demand for electricity in the state of Wisconsin is currently expected to outstrip supply by 7,220 megawatts by the year 2016. Power the Future would add new coal and natural gas capacity to the state's power portfolio and would allow Wisconsin Electric to roughly maintain its current fuel mix.

As part of its Power the Future strategy, Wisconsin Energy, through a combination of Wisconsin Electric and W.E. Power, LLC., a non-utility affiliate of Wisconsin Electric, plans to make the following investments over the next decade:

   . Approximately $3 billion in 2,800 megawatts of new natural gas-based and coal-based generating capacity;

   . Approximately $1.3 billion in upgrades to existing electric generating assets; and

   . Approximately $2.7 billion in new and existing energy distribution system assets.

In November 2001, Wisconsin Energy created a new non-utility energy subsidiary, W.E. Power, LLC, that would construct and own the new generating capacity. Under the enhanced Power the Future strategy, Wisconsin Electric, subject to PSCW approval, would lease each new facility, and would operate and maintain the new plants as part of these 20 to 25-year lease agreements. At the end of the leases, Wisconsin Electric would have the right to acquire the plants outright at market value or, depending on tax considerations at that time, Wisconsin Electric could choose to extend the lease. Smaller investor-owned or municipal utilities, cooperatives and power marketing associations would have the opportunity to participate in the project, including expanding or extending wholesale power purchases from Wisconsin Electric as a result of the additional electric generating capacity included in the proposal.

Implementation of the Power the Future strategy is subject to a number of regulatory approvals. In late February 2001, Wisconsin Energy made preliminary filings for its enhanced Power the Future proposal with the PSCW. Subsequently, the state legislature amended several laws, making changes which are critical to the implementation of Power the Future. On October 16, 2001, the PSCW issued a declaratory ruling finding, among other things, that it was prudent to proceed with Power the Future and for Wisconsin Energy to incur the associated pre-certification expenses. However, individual expenses are subject to review and must be approved by the PSCW in order to be recovered. The PSCW also ruled that such expenses fall within the reliability "carve-out" provisions contained in the PSCW's order approving the merger of WICOR and Wisconsin Energy, allowing Wisconsin Electric to seek recovery of such expenses.

For further information concerning the Power the Future strategy, see "Factors Affecting Results, Liquidity and Capital Resources" below.

Divestiture of Assets

During 2000, Wisconsin Electric agreed to join American Transmission Company LLC ("ATC") by transferring its electric utility transmission assets to ATC in exchange for an equity interest in the new company. Transfer of these electric transmission assets, with a net book value of approximately $224.4 million, became effective on January 1, 2001. During 2001, ATC issued debt and distributed $105.2 million of cash back to Wisconsin Electric as a partial return of the original equity contribution. Joining ATC is consistent with the Federal Energy Regulatory Commission's Order No. 2000, designed to foster competition, efficiency and reliability in the electric industry.

The Company anticipates that the transfer of its electric transmission assets to ATC will be earnings neutral subject to approval of transmission cost rate recovery requests made with the PSCW and the Michigan Public Service Commission ("MPSC") during 2001. However, the asset transfer has changed where transmission-related activities are reflected on the income statement. Prior to the asset transfer, transmission-related costs were reflected in Other Operation and Maintenance expense, Depreciation expense and Financing Costs (for interest expense). Following transfer of the transmission assets, the Company reports fees paid to ATC for electric transmission service in Other Operation and Maintenance expense and recognizes an equity interest in ATC's reported earnings in Other Income and (Deductions), Equity in Earnings of Unconsolidated Affiliates. See "Utility Rates and Regulatory Matters" below for information related to recovery of the Company's transmission costs.

                             RESULTS OF OPERATIONS

EARNINGS

Earnings during 2001 increased by $81.8 million to $245.3 million compared to 2000 earnings. The primary causes for this increase were the successful operations of company owned generation assets, price increases to recover fuel costs and reliability expenditures and interest income related to a litigation matter. In addition, in 2000, the Company recorded $43.9 million of non-recurring charges as described below.

Earnings declined by $48.4 million during 2000 when compared with 1999 due in large part to non-recurring charges primarily associated with the WICOR merger. In December 2000, Wisconsin Electric recorded non-recurring charges totaling $43.9 million, after tax, including $34.3 million related to severance benefits and other items and a one-time contribution of $9.6 million, after tax, to the Wisconsin Energy Foundation to assist it in becoming self-funded. During 2000, Wisconsin Electric's earnings before non-recurring items declined by $15.3 million due in large part to higher fuel and purchased power expenses and cool summer weather during 2000.

The following table summarizes the Company's earnings during 2001, 2000 and 1999.

        Wisconsin Electric Power Company             2001     2000      1999
        --------------------------------           -------- --------  --------
                                                      (Millions of Dollars)
Gross Margin
   Electric (See below)........................... $1,336.3 $1,271.9  $1,249.4
   Gas (See below)................................    138.1    141.0     132.8
   Steam..........................................     15.6     15.7      15.2
                                                   -------- --------  --------
       Gross Margin...............................  1,490.0  1,428.6   1,397.4
Other Operating Expenses..........................
   Other Operation and Maintenance................    681.9    696.1     649.5
   Depreciation, Decommissioning and Amortization.    264.3    272.7     234.2
   Property and Revenue Taxes.....................     67.8     65.9      66.6
                                                   -------- --------  --------
       Operating Income...........................    476.0    393.9     447.1
Other Income (Deductions).........................     36.0     (9.8)     (4.9)
Financing Costs...................................    108.9    116.2     112.9
                                                   -------- --------  --------
       Income Before Income Taxes.................    403.1    267.9     329.3
Income Taxes......................................    156.6    103.2     116.2
Preferred Stock Dividend Requirement..............      1.2      1.2       1.2
                                                   -------- --------  --------
Earnings Available for Common Stockholder......... $  245.3 $  163.5  $  211.9

Electric Utility Revenues, Gross Margins and Sales

During 2001, Wisconsin Electric's total electric utility operating revenues increased by $76.4 million or 4.3% compared with 2000. Wisconsin Electric attributes this growth mostly to incremental rate increases in effect during 2001 related to higher fuel, purchased power and other operating costs. For additional information concerning these rate increases, see "Factors Affecting Results, Liquidity and Capital Resources" below. Higher electric cooling load during the summer of 2001 caused by a return to normal summer weather also contributed to the growth in electric operating revenues. These revenue increases were partially offset by a reduction in total electric sales during 2001 due in large part to a softening economy in the region. Purchased power expenses increased by $28.5 million or 17.1% during 2001 primarily as a result of higher natural gas prices and, to a lesser extent, as a result of higher demand costs during 2001 associated with purchased power contracts. However, a $16.5 million or 5.1% decline in fuel costs during 2001, primarily driven by a change in the Company's electric supply mix to lower cost nuclear generation and by an overall reduction in demand for electric energy during 2001, resulted in a net increase in fuel and purchased power expenses of $12.0 million or 2.4% when compared with 2000. Due to the increase in operating revenues partially offset by the slightly higher fuel and purchased power costs, electric gross margin (total electric utility operating revenues less fuel and purchased power expenses) grew by $64.4 million or 5.1% during 2001 when compared with 2000.

During 2000, Wisconsin Electric's total electric utility operating revenues increased by $75.1 million or 4.4% compared with 1999. Wisconsin Electric attributes this growth mostly to higher electric energy sales and rate increases during 2000. Interim and final electric rate increases, that became effective in early April 2000 and on August 30, 2000, respectively, contributed approximately

$22.1 million to the increase in electric operating revenues. For additional information concerning these rate increases, see "Factors Affecting Results, Liquidity and Capital Resources" below. Fuel and purchased power expenses increased by $52.6 million or 12.0% during 2000, reflecting increased generation and significantly higher natural gas prices. Purchased power expenses also grew due to higher demand costs during 2000 associated with purchased power contracts. To a limited extent, Wisconsin Electric was able to limit the increase in fuel and purchased power costs during 2000 by changing its electric supply mix away from higher cost natural gas-fired generation and power purchases to lower cost nuclear and coal-fired generation.

The following table compares Wisconsin Electric's electric utility operating revenues and its gross margin during 2001 with similar information for 2000 and 1999.

                                Electric Revenues and Margin    Megawatt-Hour Sales
                                ---------------------------- --------------------------
 Electric Utility Operations      2001      2000      1999     2001     2000     1999
 ---------------------------    --------  --------  -------- -------- -------- --------
                                   (Millions of Dollars)            (Thousands)
Operating Revenues.............
   Residential................. $  644.8  $  597.2  $  574.8  7,615.7  7,477.6  7,346.8
   Small Commercial/Industrial.    577.3     534.7     510.1  8,354.2  8,287.5  8,028.2
   Large Commercial/Industrial.    472.0     464.9     451.2 10,983.0 11,626.2 11,333.6
   Other-Retail/Municipal......     63.2      58.3      51.2  1,599.4  1,527.3  1,314.0
   Resale-Utilities............     69.6      84.0      79.1  1,987.4  2,480.2  2,597.3
   Other Operating Revenues....     12.9      24.3      21.9       --       --       --
                                --------  --------  -------- -------- -------- --------
Total Operating Revenues.......  1,839.8   1,763.4   1,688.3 30,539.7 31,398.8 30,619.9
Fuel and Purchased Power.......
   Fuel........................    308.8     325.3     299.1
   Purchased Power.............    194.7     166.2     139.8
                                --------  --------  --------
Total Fuel and Purchased Power.    503.5     491.5     438.9
                                --------  --------  --------
Gross Margin................... $1,336.3  $1,271.9  $1,249.4
Weather--Degree Days (a).......
   Heating (6,821 Normal)......                                 6,338    6,716    6,318
   Cooling (685 Normal)........                                   711      566      753

--------
(a) As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a twenty-year moving average.

During 2001, total electric megawatt-hour sales fell by 2.7% compared with 2000, reflecting a softening economy that has especially affected large commercial and industrial customers such as Wisconsin Electric's largest retail customers, two iron ore mines. Sales to these mines decreased by 17.7% during 2001, with one of the mines currently idle pending a production decision by its owners. Excluding the two mines, total electric sales decreased 1.5% during 2001 and sales to the remaining large commercial/industrial customers decreased by 2.3% when compared with 2000. Due to warmer weather during the summer of 2001, a 1.8% increase in sales to residential customers, who are more weather sensitive and contribute higher margins than other customer classes, partially offset the effects of the soft economy on electric sales during 2001. As measured by cooling degree days, 2001 was 25.6% warmer than 2000 and 3.8% warmer than normal. Sales for resale to other utilities, the Resale-Utilities customer class, declined 19.8% during 2001 primarily as a result of a reduced demand for wholesale power.

During 2000, total electric energy sales increased by 2.5% compared with 1999, mostly reflecting growth in the average number of residential, small commercial/industrial and other retail/municipal customers and a 13.1% increase in sales to the iron ore mines noted above. Excluding these mines, total electric sales increased by 1.7% and sales to the remaining large commercial/industrial customers were unchanged between the comparative periods. Growth in the average number of customers partially offset the effects of cooler weather during the 2000 cooling season on total electric energy sales and on operating revenues. As measured by cooling degree days, 2000 was 24.8% cooler than 1999 and 17.4% cooler than normal.

Gas Utility Revenues, Gross Margins and Therm Deliveries

The following table compares Wisconsin Electric's gas utility operating revenues and its gross margin (total gas utility operating revenues less cost of gas sold) during 2001, 2000 and 1999.


     Gas Utility Operations        2001            2000            1999
     ----------------------   --------------- --------------- ---------------
     Gas Operating Revenues            $457.1          $399.7          $306.8
     Cost of Gas Sold......             319.0           258.7           174.0
                              --------------- --------------- ---------------
     Gross Margin..........            $138.1          $141.0          $132.8

During 2001, Wisconsin Electric's gas operating revenues increased by $57.4 million or 14.4% when compared with 2000 revenues. This increase reflected a $60.3 million increase due to increases in the cost of gas sold offset in part by warmer weather which reduced volumes sold. Because changes in the cost of natural gas purchased at market prices were included in customer rates through the gas cost recovery mechanism, gas operating revenues changed by approximately the same amount as the cost of gas sold and gross margin was unaffected by such changes.

During 2000, Wisconsin Electric's total gas utility operating revenues increased by $92.9 million or 30.3% while gross margin increased by $8.2 million or 6.2% when compared with 1999. Interim and final retail gas rate increases, that became effective in early April 2000 and on August 30, 2000, respectively, along with a weather-related increase in higher margin residential and commercial/industrial retail gas sales during the fourth quarter of 2000, contributed to the increase in operating revenues and gross margin during 2000. For additional information concerning the rate increases, see "Factors Affecting Results, Liquidity and Capital Resources" below. A decrease in revenues from interdepartmental therm deliveries to Wisconsin Electric's natural gas-fired electric generating facilities during 2000 partially offset the increases in gas utility operating revenues and gross margin noted above.

The following table compares gas utility gross margin and therm deliveries during 2001, 2000 and 1999. Gross margin is a better performance indicator than revenues because changes in the cost of gas sold flow through to revenue under gas cost recovery mechanisms that do not impact gross margin.

                                              Gross Margin      Therm Deliveries
                                          --------------------- -----------------
   Gas Utility Operations                  2001    2000   1999  2001  2000  1999
   ----------------------                 ------  ------ ------ ----- ----- -----
                                          (Millions of Dollars)     Millions
Customer Class
   Residential........................... $ 87.4  $ 88.4 $ 85.7 318.4 335.7 329.0
   Commercial/Industrial.................   31.2    31.6   29.3 194.5 206.2 195.3
   Interruptible.........................    0.7     0.9    1.8   8.9  12.0  16.3
                                          ------  ------ ------ ----- ----- -----
       Total Retail Gas Gross Margin.....  119.3   120.9  116.8 521.8 553.9 540.6
   Transported Gas.......................   15.7    18.7   14.6 330.6 391.0 403.5
   Other Operating.......................    3.1     1.4    1.4    --    --    --
                                          ------  ------ ------ ----- ----- -----
       Total Operating Gross Margin...... $138.1  $141.0 $132.8 852.4 944.9 944.1
Weather--Degree Days (a)
   Heating (6,821 Normal)................                       6,338 6,716 6,318

--------
(a) As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a twenty-year moving average.

Gas margins totaled $138.1 million in 2001, or a $2.9 million decline from 2000. This decline was directly related to warmer winter weather which reduced the heating load. Total therm deliveries of natural gas decreased by 9.8% during 2001, but varied within customer classes. Volume deliveries for the residential and commercial/industrial customer classes decreased by 5.2% and 5.7%, respectively, reflecting warmer weather. Residential and commercial customers are more weather sensitive and contribute higher margins per therm than other customers. Transportation volumes were 15.4% lower than the prior year reflecting fuel switching to lower-cost fuel options and a softening economy.

Other Items

Other Operation and Maintenance Expenses: Other operation and maintenance expenses decreased by $14.2 million during 2001 when compared with 2000. The most significant change in other operation and maintenance expenses between the comparative periods resulted from $44.9 million of higher electric transmission expenses caused by a change in how electric transmission costs are recorded as a result of the transfer of Wisconsin Electric's electric transmission assets to ATC on January 1, 2001. Also, as described below in 2000, the Company recorded $52.7 million of costs which did not recur in 2001. Partially offsetting this was a reduction in costs as a result of the WICOR merger, which led to the consolidation of common operating and support areas.

Other operation and maintenance expenses increased by $46.6 million during 2000 when compared with 1999. The most significant change in other operation and maintenance expenses between the comparative periods resulted from $52.7 million of pre-tax non-recurring charges associated with the WICOR merger including severance, benefits and other items. Increased other operation and maintenance expenses during 2000 were also attributable to $14.8 million of higher non-fuel fossil generation expenses and $9.0 million of higher electric distribution expenses offset in part by an $8.8 million decline in nuclear non-fuel expenses and a $9.9 million decline in customer service expenses.

Depreciation, Decommissioning and Amortization Expenses: Depreciation, decommissioning and amortization expenses were $8.4 million lower during 2001 compared with 2000. The transfer of electric transmission assets to the ATC resulted in a reduction in depreciation expense, which was partially offset by increased capital asset additions for electric generation and for electric and gas distribution systems.

Depreciation, decommissioning and amortization expenses were $38.5 million higher during 2000 compared with 1999. Pursuant to a 1998 rate order for the 1998/1999 test year, Wisconsin Electric was amortizing pre-1991 contributions in aid of construction. This amortization, which was completed as of December 31, 1999, had the effect of reducing depreciation expense by $22.8 million in 2000 compared to 1999. Higher average depreciable property during 2000 also contributed to an increase in depreciation expense.

Other Income and Deductions: Other Income and Deductions increased by $45.8 million during 2001 due to recognition of equity in the earnings of the ATC of $20.6 million, reduced contributions to the Wisconsin Energy Foundation, and $10.5 million of interest income Wisconsin Electric has accrued on the deposit tendered in the Giddings & Lewis, Inc./City of West Allis lawsuit partially offset by lower interest income on investments. For more information concerning this lawsuit see "Note L--Commitments and Contingencies" in the Notes to Financial Statements.

Financing Costs: Financing costs decreased by $7.3 million during 2001 primarily due to lower interest rates on variable rate debt. Financing costs were $3.3 million higher in 2000 compared with 1999.

Income Taxes: Wisconsin Electric's effective income tax rate was 38.8%, 38.5%, and 35.2% in each of the three years ended December 31, 2001, respectively. The effective income tax rate increased during 2000 due in large part to the end of amortization of pre-1991 contributions in aid of construction.

                        LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

The following table summarizes Wisconsin Electric's cash flows during 2001, 2000 and 1999:

          Wisconsin Electric Power Company  2001     2000     1999
          -------------------------------- -------  -------  -------
                                             (Millions of Dollars)
             Cash Provided by (Used in)
                Operating Activities...... $ 526.2  $ 572.7  $ 335.3
                Investing Activities...... $(290.9) $(419.3) $(393.1)
                Financing Activities...... $(224.6) $(192.7) $  93.5

Operating Activities

During 2001, cash flow from operations decreased to $526.2 million, or a $46.5 million decline from 2000. This decrease was primarily attributable to changes in working capital requirements, non-cash changes in how the Company accounts for electric transmission operations offset by increased operating income. During 2000, cash flows from operations increased by $237.4 million over 1999 due primarily to increased non-cash charges and a $110 million payment made in 1999 related to litigation. This payment was returned to the Company with interest in early 2002.

Investing Activities

During 2001, the Company spent $377.0 million in capital expenditures, a $25.5 million increase over 2000 capital expenditures, and a $30.6 million increase over 1999 capital expenditures. During 2001, the Company transferred its transmission assets with a net book value of approximately $224.4 million to ATC, in exchange for a 43% equity interest. During 2001, ATC remitted $105.2 million of cash back to the Company as a partial return of its investment.

For the year ended December 31, 2000, Wisconsin Electric spent $419.3 million in investing activities including $352.5 million for the acquisition or construction of new or improved facilities, $41.6 million for the acquisition of nuclear fuel and $17.6 million of payments to the nuclear decommissioning trust fund for the eventual decommissioning of Point Beach Nuclear Plant.

Financing Activities

During 2001, Wisconsin Electric used $224.6 million of net cash in its financing activities consisting primarily of the payment of $130.0 million of dividends to Wisconsin Energy. In January 2002, the Company redeemed $100 million of 8 3/8% long-term debt and $3.4 million of 9 1/8% long-term debt. These redemptions were financed with short-term commercial paper bearing rates of approximately 2%. The 2002 redemptions are expected to have an initial cost of $5.2 million associated with the redemption premium; however, it is expected that the current short-term rates will result in reduced interest costs during 2002.

CAPITAL RESOURCES AND REQUIREMENTS

Capital Resources

Wisconsin Electric anticipates meeting its capital requirements during 2002 primarily through internally generated funds. Beyond 2002, Wisconsin Electric expects to meet its capital requirements through internally generated funds supplemented, when required, through the issuance of debt securities.

The Company has access to the capital markets and has been able to generate funds internally and externally to meet its capital requirements. Wisconsin Electric's ability to attract the necessary financial capital at reasonable terms is critical to the Company's overall strategic plan. Wisconsin Electric believes that it has adequate capacity to fund its operations for the foreseeable future through its borrowing arrangements and internally generated cash.

On December 31, 2001, Wisconsin Electric had $138 million of total available unused short-term borrowing capacity under existing commercial paper programs and other short-term borrowing arrangements. On that date, Wisconsin Electric had $250 million of available unused lines of bank credit to support its outstanding commercial paper program and other short-term borrowing arrangements.

The following table shows Wisconsin Electric's capitalization structure at December 31:

 Capitalization Structure                           2001            2000
 ------------------------                      --------------  --------------
                                                    (Millions of Dollars)
 Common Equity................................ $1,980.1  51.0% $1,864.8  48.3%
 Preferred Stock..............................     30.4   0.8%     30.4   0.8%
 Long-Term Debt (including current maturities)  1,703.2  43.8%  1,707.7  44.2%
 Short-Term Debt..............................    172.4   4.4%    257.0   6.7%
                                               -------- -----  -------- -----
    Total..................................... $3,886.1 100.0% $3,859.9 100.0%

Access to capital markets at a reasonable cost is determined in large part by credit quality. The following table summarizes the current ratings of the debt securities of Wisconsin Electric by Standard & Poors Corporation ("S&P"), Moody's Investors Service ("Moody's") and Fitch.

              Wisconsin Electric Power Company S&P  Moody's Fitch
              -------------------------------- ---- ------- -----
                    Commercial Paper.......... A-1    P-1    F1+
                    Secured Senior Debt.......  A     Aa2    AA
                    Unsecured Debt............  A-    Aa3    AA-
                    Preferred Stock........... BBB+   A2     AA-

S&P's, Moody's and Fitch's current outlook for Wisconsin Electric is stable.

Wisconsin Electric believes these security ratings should provide a significant degree of flexibility in obtaining funds on competitive terms. However, these security ratings reflect the views of the rating agencies. An explanation of the significance of these ratings may be obtained from each rating agency. Such ratings are not a recommendation to buy, sell or hold securities, but rather an indication of creditworthiness. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that the circumstances warrant the change. Each rating should be evaluated independently of any other rating.

Capital Requirements

Total capital expenditures, excluding the purchase of nuclear fuel, are currently estimated to be $370 million during 2002. Due to changing environmental and other regulations such as air quality standards or electric reliability initiatives that impact the Company, future long-term capital requirements may vary from recent capital requirements. Wisconsin Electric currently expects capital expenditures, excluding the purchase of nuclear fuel, to be between $325 million and $400 million per year during the next five years.

Capital requirements over the next decade for Power the Future include approximately $1.3 billion to upgrade existing electric generating assets and approximately $2.7 billion for energy distribution system upgrades much of which will be expended by Wisconsin Electric. In addition, subject to PSCW approval, new generating plants will be constructed by W.E. Power, a non-utility subsidiary of Wisconsin Energy, and leased to Wisconsin Electric under 20-25 year lease agreements. It is expected that Wisconsin Electric will recover the lease payments in its utility rates. It is anticipated that Wisconsin Electric will need external financing as the plants are constructed.

Wisconsin Electric is a party to various financial instruments with off-balance sheet risk as a part of its normal course of business, including financial guarantees and letters of credit which support construction projects, commodity contracts and other payment obligations. Wisconsin Electric's estimated maximum exposure under such agreements is approximately $6 million as of December 31, 2001. However, the Company believes the likelihood is remote that material payments will be required under these agreements.

Wisconsin Electric has the following contractual obligations and other commercial commitments as of December 31, 2001:

                                                Payments Due by Period
                                        ---------------------------------------
                                                        2-5   After 5
 Contractual Obligations (a)            Less than 1 yr years   years    Total
 ---------------------------            -------------- ------ -------- --------
                                                 (Millions of Dollars)
 Long-Term Debt (b)....................     $255.3     $348.6 $  908.4 $1,512.3
 Capital Lease Obligations (c).........       56.7      149.6    469.9    676.2
 Operating Lease Obligations (d).......        7.4       14.7     13.9     36.0
 Unconditional Purchase Obligations (e)        9.6       38.4       --     48.0
 Other Long-Term Obligations (f).......      143.2      436.1    269.4    848.7
                                            ------     ------ -------- --------
 Total Contractual Cash Obligations....     $472.2     $987.4 $1,661.6 $3,121.2

--------
(a) The amounts included in the table are calculated using current market prices, forward curves and other estimates. Contracts with multiple unknown variables have been omitted from the analysis.
(b) Principal payments on Long-Term Debt of Wisconsin Electric (excluding capital lease obligations).
(c) Capital Lease Obligations of Wisconsin Electric for nuclear fuel lease and purchase power commitment.
(d) Operating Leases Obligations for equipment, vehicles and property for Wisconsin Electric.
(e) Unconditional Purchase Obligations for information technology and other services for utility operations.
(f) Other Long Term Obligations under various contracts of Wisconsin Electric for the procurement of fuel, power, gas supply and associated transportation, primarily related to utility operations.

Obligations for utility operations by Wisconsin Electric have historically been included as part of the rate making process and therefore generally recoverable from customers.

          FACTORS AFFECTING RESULTS, LIQUIDITY AND CAPITAL RESOURCES

MARKET RISKS AND OTHER SIGNIFICANT RISKS

The Company is potentially exposed to market and other significant risks as a result of the nature of its businesses and the environment in which those businesses operate. Such risks, described in further detail below, include but are not limited to: (1) Commodity price risks related to electric generation fuel costs, the market price of electricity and the price of natural gas;
(2) Regulatory risk associated with the recovery of fuel and purchased power costs; (3) Weather fluctuations; (4) Interest rate risks associated with the Company's portfolio of short and long-term debt; (5) Marketable securities return risk related to debt and equity investments held in various trust funds;
(6) Economic risks; and (7) Inflationary risks to future results of operations, especially as they relate to expenses associated with employee medical benefit plans and post retirement benefits.

Commodity Price Risk: In the normal course of business, Wisconsin Electric utilizes contracts of various duration for the forward sale and purchase of electricity. This is done to effectively manage utilization of its available generating capacity and energy during periods when available power resources are expected to exceed the requirements of its obligations. This practice may also include forward contracts for the purchase of power during periods when the anticipated market price of electric energy is below expected incremental power production costs. Wisconsin Electric manages its fuel and gas supply costs through a portfolio of short and long-term procurement contracts with various suppliers for the purchase of coal, uranium, natural gas and fuel oil.

Wisconsin's retail electric fuel cost adjustment procedure mitigates some of Wisconsin Electric's risk of electric fuel cost fluctuation. On a prospective basis, if cumulative fuel and purchased power costs for electric utility operations deviate from a prescribed range when compared to the costs projected in the most recent retail rate proceeding, retail electric rates may be adjusted, subject to risks associated with the regulatory approval process noted below.

The PSCW has authorized a dollar for dollar recovery of natural gas costs for the gas utility operations of Wisconsin Electric through gas cost recovery mechanisms, which mitigates most of the risk of gas cost variations. For additional information concerning the electric utility fuel cost adjustment procedure and the natural gas utility gas cost recovery mechanism, see "Rates and Regulatory Matters" below.

Regulatory Recovery Risk: The electric operations of Wisconsin Electric burn natural gas in several of its peaker power plants or as a supplemental fuel at several coal-fired plants, and the cost of purchased power is tied to the cost of natural gas in many instances. Wisconsin Electric bears significant regulatory risk for the recovery of such fuel and purchased power costs when they are higher than the base rate established in its rate structure.

As noted above, the electric operations of Wisconsin Electric operate under a fuel cost adjustment clause in the Wisconsin retail jurisdiction for fuel and purchased power costs associated with the generation and delivery of electricity. This clause establishes a base rate for fuel and purchased power, and Wisconsin Electric assumes the risks and benefits of fuel cost variances that are within 3% of the base rate. For 2001 and 2000, actual fuel and purchased power costs at Wisconsin Electric exceeded base fuel rates by $0.1 million and $25.9 million, respectively. In 2001, the base fuel rates included a fuel surcharge. For 1999, actual Wisconsin Electric fuel and purchased power costs were $1.5 million less than base fuel rates.

Weather: The rates of Wisconsin Electric are set by the PSCW based upon estimated temperatures which approximate 20-year averages. Wisconsin Electric's electric revenues are sensitive to the summer cooling season, and to some extent, to the winter heating season. The gas revenues of Wisconsin Electric are sensitive to the winter heating season. A summary of actual weather information in the utility segment's service territory during 2001, 2000 and 1999, as measured by degree-days, may be found above in "Results of Operations".

Interest Rate Risk: Wisconsin Electric, has various short-term borrowing arrangements to provide working capital and general corporate funds. Wisconsin Electric also has variable rate long-term debt outstanding at December 31, 2001. Borrowing levels under such arrangements vary from period to period depending upon capital investments and other factors. Future short-term interest expense and payments will reflect both future short-term interest rates and borrowing levels.

The Company performed an interest rate sensitivity analysis at December 31, 2001 of its outstanding portfolio of $172.4 million short-term debt with a weighted average interest rate of 1.86% and $165.4 million of variable-rate long-term debt with a weighted average interest rate of 1.99%. A one-percentage point change in interest rates would cause the Company's annual interest expense to increase or decrease by approximately $1.7 million before taxes from short-term borrowings and $1.7 million before taxes from variable rate long-term debt outstanding.

Marketable Securities Return Risk: Wisconsin Electric funds its pension, other postretirement benefit and nuclear decommissioning obligations through various trust funds, which in turn invest in debt and equity securities. Changes in the market price of the assets in these trust funds can affect future pension, other postretirement benefit and nuclear decommissioning expenses. Future annuity payments to these trust funds can also be affected by changes in the market price of trust fund assets. Wisconsin Electric expects that the risk of expense and annuity payment variations as a result of changes in the market price of trust fund assets would be mitigated in part through future rate actions by the Company's various utility regulators. The Company is currently operating under a PSCW ordered, qualified five year rate freeze. For further information, see "Rates and Regulatory Matters" below.

At December 31, 2001, Wisconsin Electric held the following total trust fund assets at fair value, primarily consisting of publicly traded debt and equity security investments.

                                                         Millions
              Wisconsin Electric Company                of Dollars
              --------------------------                ----------
              Pension trust funds......................   $756.4
              Nuclear decommissioning trust fund.......   $589.6
              Other postretirement benefits trust funds   $ 81.0

Wisconsin Electric manages its fiduciary oversight of the pension and other postretirement plan trust fund investments through a Board-appointed Investment Trust Policy Committee. Qualified external investment managers are engaged to manage the investments. The Company conducts asset/liability studies periodically through an outside investment advisor. The current study projects long-term, annualized returns of approximately 9%.

Fiduciary oversight for the nuclear decommissioning trust fund investments is also the responsibility of the Board-appointed Investment Trust Policy Committee. Qualified external investment managers are also engaged to manage these investments. An asset/liability study is periodically conducted by an outside investment advisor, subject to additional constraints established by the PSCW. The current study projects long-term, annualized returns of approximately 9%. Current PSCW constraints allow a maximum allocation of 65% equities. The allocation to equities is expected to be reduced as the date for decommissioning Point Beach Nuclear Plant approaches in order to increase the probability of sufficient liquidity at the time the funds will be needed.

Wisconsin Electric insures various property and outage risks through Nuclear Electric Insurance Limited ("NEIL"). Annually, NEIL reviews its underwriting and investment results and determines the feasibility of granting a distribution to policyholders. Wisconsin Electric has received at least $9.0 million before taxes as its share of distributions in recent years. Adverse loss experience, rising reinsurance costs, or impaired investment results at NEIL could result in increased insurance costs to Wisconsin Electric.

Economic Risk: Wisconsin Electric operates in Wisconsin and the Upper Peninsula of Michigan and its results are dependant upon economic conditions within its service territory.

Inflationary Risk: Wisconsin Electric continues to monitor the impact of inflation, especially with respect to the rising costs of medical plans, in order to minimize its effects in future years through pricing strategies, productivity improvements and cost reductions. Except for continuance of an increasing trend in the inflation of medical costs and the impacts on the Company's medical and post retirement benefit plans, Wisconsin Electric has expectations of low-to-moderate inflation. Wisconsin Electric does not believe the impact of general inflation will have a material effect on its future results of operations.

For additional information concerning risk factors, including market risks, see "Cautionary Factors" below.

RATES AND REGULATORY MATTERS

The Public Service Commission of Wisconsin regulates retail electric, natural gas, and steam rates in the state of Wisconsin, while the Federal Energy Regulatory Commission regulates wholesale power, electric transmission and interstate gas transportation service rates. The Michigan Public Service Commission regulates retail electric rates in the state of Michigan.

Wisconsin Jurisdiction

WICOR Merger Order: As a condition of its March 15, 2000 approval of the WICOR acquisition, the PSCW ordered a qualified "five-year rate restriction period" in effect freezing electric and natural gas rates for Wisconsin Electric effective January 1, 2001.

The Company may seek biennial rate reviews during the five-year rate restriction period limited to "carve out" changes in revenue requirements as a result of:

   . Governmental mandates;

   . Abnormal levels of capital additions required to maintain or improve reliable electric service; and

   . Major gas lateral projects associated with approved natural gas pipeline construction projects.

To the extent that natural gas rates and rules need to be modified during the integration of the gas operations of Wisconsin Electric and Wisconsin Gas, the Company's total gas revenue requirements are to remain revenue neutral under the merger order. In its order, the PSCW found that electric fuel cost adjustment procedures as well as gas cost recovery mechanisms would not be subject to the five-year rate restriction period and that it was reasonable to allow Wisconsin Energy to retain efficiency gains associated with the merger. A full rate review will be required by the PSCW at the end of the five-year rate restriction period.

The table below summarizes the anticipated annualized revenue impact of recent rate changes, primarily in the Wisconsin jurisdiction, authorized by regulatory commissions for Wisconsin Electric's electric, natural gas and steam utilities.

                                 Incremental
                                 Annualized           Authorized
                                   Revenue   Percent  Return on
                                  Increase    Change    Common   Effective
     Service--Wisconsin Electric (Decrease)  in Rates   Equity     Date
     --------------------------- ----------- -------- ---------- ---------
                                 (Millions)    (%)       (%)
       Retail gas (a)...........    $ 3.6      0.9%      12.2%   12/20/01
       Fuel electric, WI (b)....    $20.9      1.4%        --     5/03/01
       Fuel electric, WI (b)....    $37.8      2.5%        --     2/09/01
       Fuel electric, MI........    $ 1.0      2.4%        --     1/01/01
       Retail electric, WI......    $27.5      1.8%      12.2%    1/01/01
       Retail electric, WI (c)..    $11.3      0.8%      12.2%    8/30/00
       Retail gas (c)...........    $(3.6)    (0.9%)     12.2%    8/30/00
       Retail electric, WI (c)..    $25.2      1.7%      12.2%    4/11/00
       Retail gas (c)...........    $11.6      3.3%      12.2%    4/11/00
       Fuel electric, WI........    $(7.8)    (0.5%)       --     5/01/99

--------
(a) On 11/1/01 the Milwaukee County Circuit Court overturned the PSCW's 8/30/00 final order for natural gas rates and the PSCW reinstated the higher 4/11/00 interim gas rate order, effective 12/20/01.
(b) The 2/9/01 order was an interim order that was effective until the 5/3/01 final order was issued by the PSCW. The final 5/3/01 order superceded the 2/9/01 interim order.
(c) The 4/11/00 order was an interim order that was effective until the 8/30/00 final order was issued by the PSCW. The retail gas 8/5/00 final order was amended in the 12/20/01 order.

On March 23, 2000, the PSCW approved Wisconsin Electric's request for interim price increases related to the 2000/2001 biennial period, authorizing a $25.2 million (1.7%) increase for electric operations and an $11.6 million (3.3%) increase for gas operations. The interim increase, which was subject to potential refund, became effective April 11, 2000. Rates in the interim order were based upon a 12.2% return on common equity.

On August 30, 2000, the PSCW issued its final order in the 2000/2001 pricing proposal. The final order authorized a $36.5 million (2.5%) increase for electric operations (or $11.3 million higher than authorized in the interim order) as well as an $8 million (2.1%) increase for gas operations (or $3.6 million lower than authorized in the interim order). Wisconsin Electric refunded to gas customers revenues that resulted from the difference in gas rates between the interim and final orders. In its August 30, 2000 final order, the PSCW authorized a second $27.5 million (1.8%) increase for electric operations effective January 1, 2001. Rates in the final order were based upon a 12.2% return on common equity.

On November 14, 2000, Wisconsin Electric filed a petition for judicial review with the Milwaukee County Circuit Court challenging the PSCW's decision to limit the final gas rate increase to $8.0 million rather than the $11.6 million found reasonable for the interim increase. On November 1, 2001 the Milwaukee County Circuit Court ruled in Wisconsin Electric's favor and remanded it back to the PSCW for action. The PSCW did not challenge the courts decision and authorized the Company to increase natural gas rates by $3.6 million effective December 20, 2001.

In its final order related to the 2000/2001 biennial period, the PSCW authorized recovery of revenue requirements for, among other things, electric reliability and safety construction expenditures as well as for nitrogen oxide ("NO\\x") remediation expenditures. Revenue requirements for electric reliability and safety construction expenditures are subject to refund at the end of 2001 to the extent that actual expenditures are less than forecasted expenditures included in the final order. In March 2000, the PSCW had previously authorized all Wisconsin utilities to depreciate NOx emission reduction costs over an accelerated 10-year recovery period. Due to the uncertainty regarding the level and timing of these expenditures, the PSCW, in its final order, required Wisconsin Electric to establish escrow accounting for revenue requirement components associated with NOx expenditures. Wisconsin Electric's actual NOx remediation expenditures during the 2000/2001 biennial period resulted in an under-spent balance of approximately $8.0 million at the end of 2001 in the NOx escrow account which will need to be addressed in future rate making activities. \\

Electric Transmission Cost Recovery: In September 2001, Wisconsin Electric requested that the PSCW approve $58.8 million of annual rate relief to recover costs associated with the formation and operation of ATC, which was designed to enhance access and increase electric system reliability and market efficiency. Wisconsin Electric also is seeking to recover associated incremental transmission costs of the Midwest Independent System Operator, the multi-state organization that will monitor and control electric transmission throughout the Midwest. These increased costs are due to the implementation of capital improvement projects that are expected to increase transmission capacity and reliability. The Company anticipates that cost recovery of the transmission related costs under this request and similar requests in the Michigan Jurisdiction will be earnings neutral subject to approval of these requests by the PSCW and MPSC.

Fuel Cost Adjustment Procedure: As previously reported, Wisconsin Electric operates under a fuel cost adjustment clause for fuel and purchased power costs associated with the generation and delivery of electricity and purchase power contracts. On December 8, 2000, Wisconsin Electric submitted an application with the PSCW seeking a $51.4 million increase in rates on an expedited basis to recover increased costs of fuel and purchased power in 2001. Wisconsin Electric revised its projected power supply cost shortfall on January 10, 2001 to reflect updated natural gas cost projections for 2001. This update resulted in a request for an additional $11.1 million in 2001, bringing the total requested increase to $62.5 million. Hearings on this matter were held in mid-January 2001. On February 9, 2001, the PSCW issued an interim order authorizing a $37.8 million increase in rates for 2001 power supply costs. Hearings on the final phase of the case were held in late March and early April 2001. The PSCW issued a final order on May 3, 2001, effective immediately, authorizing a total increase in rates of $58.7 million (or an additional $20.9 million over the interim order). Under the fuel rules, Wisconsin Electric would have to refund to customers any over recoveries of fuel costs. During 2001, the Company did not over recover fuel costs.

On June 4, 2001, two consumer advocacy groups petitioned the Dane County Circuit Court for review of these decisions of the PSCW authorizing Wisconsin Electric to add a surcharge to its electric rates to recover its expected 2001 power supply costs. The petitioners allege that the PSCW made various material errors of law and procedure as a result of which the Court should set aside both the interim and final orders and remand the case to the PSCW. The matter is pending. Wisconsin Electric intends to vigorously defend the PSCW's orders and believes the Court will affirm the PSCW's actions.

Gas Cost Recovery Mechanism: As a result of the acquisition of WICOR by Wisconsin Energy, the PSCW required similar gas cost recovery mechanisms ("GCRM") for the gas operations of Wisconsin Electric and for Wisconsin Gas. In recent years, Wisconsin Electric has operated under a modified dollar-for-dollar GCRM, which included after the fact prudence reviews by the PSCW. The majority of gas costs are passed through to customers under its existing gas cost recovery mechanism.

In February 2001, the PSCW issued an order to Wisconsin Electric authorizing a new GCRM. This new GCRM, which was effective April 1, 2001, is similar to the existing GCRM at Wisconsin Gas. Under the new GCRM, gas costs will be passed directly to customers through a purchased gas adjustment clause. However, Wisconsin Electric will have the opportunity to increase or decrease earnings by up to approximately 2.5% of its total annual gas costs based upon how closely actual gas commodity and capacity costs compare to benchmarks established by the PSCW.

Commodity Price Risk: The gas operations of Wisconsin Electric have a commodity risk management program that has been approved by the PSCW. This program hedges the cost of natural gas and, therefore, changes in the value of the financial instruments do not impact net income. This program allows the Company's gas operations to utilize call and put option contracts to reduce market risk associated with fluctuations in the price of natural gas purchases and gas in storage. Under this program, Wisconsin Electric has the ability to hedge up to 50% of its planned flowing gas and storage inventory volumes. The cost of applicable call and put option contracts, as well as gains or losses realized under the contracts, do not affect net income as they are fully recovered under the purchase gas adjustment clause of Wisconsin Electric gas cost recovery mechanism. In addition, under the Gas Cost Incentive Mechanism, Wisconsin Electric uses derivative financial instruments to manage the cost of gas. The cost of these financial instruments, as well as any gains or losses on the contracts, are subject to sharing under the incentive mechanism.

Michigan Jurisdiction

In mid-November 2000, Wisconsin Electric submitted an application with the Michigan Public Service Commission requesting an electric retail rate increase of $3.7 million (9.4%) on an annualized basis. Hearings on this rate relief request were completed in June of 2001. In December of 2001, the MPSC issued an order reopening the case on a limited basis to incorporate the rate effects of the transfer of Wisconsin Electric transmission assets to ATC. Hearings are scheduled for April 2002 with a Proposal for Decision expected around June 1, 2002.

Electric Transmission Cost Recovery: Consistent with requests in Wisconsin noted above, Wisconsin Electric requested from the Michigan Public Service Commission in September 2001 rate recovery of estimated 2002 transmission costs over 2001 levels in the amount of $0.3 million for its operations in Michigan through the Michigan Power Supply Cost Recovery mechanism. The request is pending.

ELECTRIC SYSTEM RELIABILITY

In response to customer demand for higher quality power as a result of modern digital equipment, Wisconsin Electric is evaluating and updating its electric distribution system as part of Wisconsin Energy's enhanced Power the Future strategy. The Company is taking some immediate steps to reduce the likelihood of outages by upgrading substations and rebuilding lines to upgrade voltages and reliability. These improvements, along with better technology for analysis of the Company's existing system, better resource management to speed restoration and improved customer communication, are near-term efforts to enhance Wisconsin Electric's current electric distribution infrastructure. In the long-term, Wisconsin Electric is initiating a new distribution system design that is expected to consistently provide the level of reliability needed for a digital economy, using new technology, advanced communications and a two-way electricity flow. Implementation of the Power the Future strategy is subject to a number of state and federal regulatory approvals. For additional information, see "Corporate Developments" above.

Wisconsin Electric had adequate capacity to meet all of its firm electric load obligations during 2001. Public appeals for conservation were not required, nor was there the need to interrupt or curtail service to non-firm customers who participate in load management programs in exchange for discounted rates. All of Wisconsin Electric's generating plants performed well during the hottest periods of the summer and all power purchase commitments under firm contract were received.

Wisconsin Electric expects to have adequate capacity to meet all of its firm load obligations during 2002. However, extremely hot weather along with unexpected equipment unavailability could require Wisconsin Electric to call upon load management procedures during 2002 as it has in past years.

ENVIRONMENTAL MATTERS

Consistent with other companies in the energy industry, Wisconsin Electric faces potentially significant ongoing environmental compliance and remediation challenges related to current and past operations. Specific environmental issues affecting Wisconsin Electric, include, but are not limited to (1) air emissions, such as carbon dioxide ("CO2"), sulfur dioxide ("SO2"), nitrogen oxide ("NOx"), small particulates and mercury, (2) disposal of combustion by-products such as fly ash, (3) remediation of former manufactured gas plant sites, (4) disposal of used nuclear fuel, and (5) the eventual decommissioning of nuclear power plants. Wisconsin Electric is currently pursuing a proactive strategy to manage its environmental issues, including (1) substitution of new and cleaner generating facilities for older facilities as part of the Power the Future strategy, (2) development of additional sources of renewable electric energy supply, (3) participation in regional initiatives to reduce the emissions of NOx from the Company's fossil fuel-fired generating facilities,
(4) participation in voluntary programs with the Wisconsin Department of Natural Resources to reduce overall emissions, including mercury, from Wisconsin Electric's coal-fired power plants, (5) recycling of ash from coal-fired generating units and (6) the clean-up of former manufactured gas plant sites. For further information concerning disposal of used nuclear fuel and nuclear power plant decommissioning, see "Nuclear Operations" below and "Note E--Nuclear Operations" in the Notes to Financial Statements, respectively.

National Ambient Air Quality Standards: In July 1997, the United States Environmental Protection Agency revised the National Ambient Air Quality Standards for ozone and particulate matter. Although specific emission control requirements are not yet defined and despite legal challenges to these standards that will impact compliance requirements and timing, Wisconsin Electric believes that the revised standards will likely require significant reductions in SO\\2 and NOx emissions from coal-fired generating facilities. If these new standards withstand ongoing legal challenges, Wisconsin Electric expects that reductions needed to achieve compliance with the ozone attainment standards will be implemented in stages from 2004 through 2012, beginning with the ozone \\ transport reductions described below. Reductions associated with the new particulate matter standards are expected to be implemented in stages after the year 2010 and extending to the year 2017. Beyond the cost estimates identified below, Wisconsin Electric is currently unable to estimate the impact of the revised air quality standards on its future liquidity, financial condition or results of operations.

Ozone Non-Attainment Rulemaking: In October 1998, the United States Environmental Protection Agency promulgated ozone transport rules to address transport of NOx and ozone into ozone non-attainment areas in the eastern half of the United States. The rules would have required electric utilities in 22 eastern states and the District of Columbia, including the state of Wisconsin, to significantly reduce NOx emissions by May 1, 2003. A court decision on these challenges was issued in March 2000, excluding the state of Wisconsin, but continuing to include southern Michigan as one of 19 states in a region east of the Mississippi River that would remain subject to the October 1998 rules.

Independent of any court decisions, Wisconsin and some other states in the Lake Michigan region have concluded rulemaking proceedings that require utilities, including Wisconsin Electric, to reduce NOx emissions as part of separate, existing 1-hour ozone attainment demonstration rules required by the United States Environmental Protection Agency for the Lake Michigan region's severe non-attainment areas. In the meantime, ambient monitoring data from the past three years shows that the Lake Michigan region is now in attainment with the 1-hour ozone standard. The state of Wisconsin and other Lake Michigan region states are in the process of submitting a redesignation (to attainment) plan to the United States Environmental Protection Agency. This plan will continue to require the utility NOx reductions previously required when the area was in nonattainment. The NOx reductions will now be part of the maintenance and contingency plans required by the redesignation plan.

Michigan's and Wisconsin's rules are both in effect. Wisconsin Electric currently expects to incur total capital costs of $150 million to $200 million and annual operation and maintenance costs of $6 million to $9 million during the period 2001 through 2004 to comply with the Michigan and Wisconsin rules. Wisconsin Electric believes that compliance with the NOx emission reductions requirements will substantially mitigate costs to comply with the United States Environmental Protection Agency's July 1997 revisions to the ozone National Ambient Air Quality Standards discussed above.

In January 2000, the PSCW approved Wisconsin Electric's comprehensive plan to meet the Wisconsin regulations, permitting recovery in rates of NO\\x emission reduction costs over an accelerated 10-year recovery period and requiring that these costs be separately itemized on customer bills.

Mercury Emission Control Rulemaking: As required by the 1990 amendments to the Federal Clean Air Act, the United States Environmental Protection Agency issued a regulatory determination in December 2000 that utility mercury emissions should be regulated. The United States Environmental Protection Agency will develop draft rules within the next three years. In June 2001, the Wisconsin Department of Natural Resources ("WDNR") independently developed draft mercury emission control rules that would affect electric utilities in Wisconsin. The draft rules call for 30%, 50% and 90% reductions in mercury air emissions over 5, 10 and 15 years, respectively. The draft rules also require offsets for new mercury-emitting generating facilities. Wisconsin's draft rules were not finalized before the end of 2001 and will likely be revised before being finalized. The Company is currently unable to predict the ultimate rules that will be developed and adopted by the United States Environmental Protection Agency or the WDNR, nor is it able to predict the impacts, if any, that the United States Environmental Protection Agency 's and WDNR's mercury emission control rulemakings might have on the operations of its existing or potential coal-fired generating facilities.

Manufactured Gas Plant Sites: Wisconsin Electric is voluntarily reviewing and addressing environmental conditions at a number of former manufactured gas plant sites. For further information, see "Note L--Commitments and Contingencies" in the Notes to Financial Statements.

Ash Landfill Sites: Wisconsin Electric aggressively seeks environmentally acceptable, beneficial uses for its combustion byproducts. For further information, see "Note L--Commitments and Contingencies" in the Notes to Financial Statements.

EPA Information Requests: Wisconsin Electric received a request for information from the United States Environmental Protection Agency regional office pursuant to Section 114(a) of the Clean Air Act. For further information, see "Note L-- Commitments and Contingencies" in the Notes to Financial Statements.

LEGAL MATTERS

Giddings & Lewis Inc./City of West Allis Lawsuit: In July 1999, a jury issued a verdict against Wisconsin Electric awarding the plaintiffs $4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that Wisconsin Electric had deposited contaminated wastes at two sites in West Allis, Wisconsin owned by the plaintiffs. In September 2001, the Wisconsin Court of Appeals overturned the $100 million punitive damage award and remanded the punitive damage claim back to the lower court for retrial. In January 2002, the Wisconsin State Supreme Court denied the plaintiffs' petition for review. For further information, see "Note L--Commitments and Contingencies" in the Notes to Financial Statements.

Wisconsin International Electric Power Litigation: During 1999, Wisconsin Electric and Wisconsin International Electric Power, Ltd. reached settlement of litigation brought by Wisconsin International Electric Power against Wisconsin Electric claiming that Wisconsin Electric had breached contractual duties allegedly owed to the plaintiff relating to development of an electric generating plant at Subic Bay in the Philippines. While Wisconsin Electric does not believe that it breached any contractual duties allegedly owed to the plaintiff, Wisconsin Electric paid Wisconsin International Electric Power, Ltd. $18.0 million before taxes in November 1999 to settle the case, and the plaintiff's claims were dismissed with prejudice.

NUCLEAR OPERATIONS

Point Beach Nuclear Plant: Wisconsin Electric owns two 510-megawatt electric generating units at Point Beach Nuclear Plant in Two Rivers, Wisconsin which are operated by Nuclear Management Company, LLC ("NMC"), a joint venture of the Company and affiliates of other unaffiliated utilities. During 2001, 2000, and 1999, Point Beach provided 25%, 23% and 22% of Wisconsin Electric's net electric energy supply, respectively. The United States Nuclear Regulatory Commission operating licenses for Point Beach expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

In July 2000, Wisconsin Electric's senior management authorized the commencement of initial design work for the power uprate of both units at Point Beach. Subject to approval by the Wisconsin Energy Board of Directors and the PSCW, the project may be completed by May 2008 and could add approximately 90 megawatts of electrical output to Point Beach.

Wisconsin Electric has formed an operating license renewal team which is expected to complete a technical and economic evaluation of license renewal by late-2002. Based upon the results of this evaluation and subject to approval by executive management and by the Board of Directors of Wisconsin Energy in early 2003, Wisconsin Electric will determine whether to seek appropriate regulatory approvals, including submittal of an application to the Nuclear Regulatory Commission, in mid 2003 for an extension of the operating licenses for Point Beach Nuclear Plant for a period of up to 20 years.

Used Nuclear Fuel Storage and Disposal: During 1995, Wisconsin Electric completed construction of a facility at Point Beach for the temporary dry storage of up to 48 canisters containing used nuclear fuel. During 2000, Wisconsin Electric finished loading the last of twelve canisters originally authorized by the PSCW. On March 13, 2001, the PSCW approved a May 2000 application for authority to load additional temporary used fuel dry storage containers beyond the twelve that were originally authorized. The application requested authorization for sufficient additional containers, at a cost of up to approximately $46 million, to operate Point Beach Units 1 and 2 to the end of their current operating licenses, but not to exceed the original 48-canister capacity of the facility. NMC is under contract with a new vendor to supply the next generation of used fuel dry storage containers for Point Beach.

Temporary storage alternatives at Point Beach are necessary until the United States Department of Energy takes ownership of and permanently removes the used fuel as mandated by the Nuclear Waste Policy Act of 1982, as amended in 1987 (the "Waste Act"). Effective January 31, 1998, the Department of Energy failed to meet its contractual obligation to begin removing used fuel from Point Beach, a responsibility for which Wisconsin Electric has paid a total of $177.6 million over the life of the plant. The Department of Energy has indicated that it does not expect a permanent used fuel repository to be available any earlier than 2010. It is not possible, at this time, to predict with certainty when the Department of Energy will actually begin accepting used nuclear fuel.

On August 13, 2000, the United States Court of Appeals for the Federal Circuit ruled in a lawsuit brought by Maine Yankee and Northern States Power Company that the Department of Energy's failure to begin performance by January 31, 1998 constituted a breach in the Standard Contract, providing clear grounds for filing complaints in the Court of Federal Claims. Consequently, Wisconsin Electric filed a complaint on November 16, 2000 against the Department of Energy in the Court of Federal Claims. The matter is pending. As of August 2000, Wisconsin Electric has incurred damages in excess of $35 million, which it seeks to recover from the United States Department of Energy. Damages will continue to accrue, and, accordingly, Wisconsin Electric expects to seek to recover all of its damages in this lawsuit.

During 2000, President Clinton vetoed legislation that would have required the United States Department of Energy to establish a temporary used fuel repository in the state of Nevada until a permanent repository is available and to begin taking ownership from utilities and removing used fuel as required by the Waste Act. The Senate and the House failed to override the President's veto. Wisconsin Electric is unable to predict whether similar legislation might be reintroduced and passed during 2002 or President Bush's administration might support and sign such legislation.

In January 2002, as required by the Nuclear Waste Policy Act, the Secretary of Energy Spencer Abraham notified Nevada Governor Kenny Guinn and the Nevada Legislature that he intended to recommend to President Bush that the Yucca Mountain site is scientifically sound and suitable for development as the nation's long-term geological repository for used nuclear fuel. On February 14, 2002, Secretary Abraham provided the formal recommendation to President Bush. In a February 2002 letter to Congress, President Bush expressed his support for the development of the Yucca Mountain site. The letter also affirmed the need for a permanent repository by supporting the need for nuclear power and its cost competitiveness, as well as acknowledging that successful completion of the repository program will redeem the clear Federal legal obligation set forth in the Nuclear Waste Policy Act.

INDUSTRY RESTRUCTURING AND COMPETITION

Electric Utility Industry

Driven by a combination of market forces, regulatory and legislative initiatives and technological changes, the nation's electric industry has followed a trend in recent years towards restructuring and increased competition. In the Midwest region, the state of Illinois passed legislation that introduced retail electric choice for large customers in 1999 and introduces choice for all retail customers by May 2002. As described in further detail below, full retail electric choice was introduced in the state of Michigan in January 2002. Congress continues to evaluate restructuring proposals at the federal level. However, severe electric supply constraints and a resulting rise in the cost of electricity in California has revitalized public debate in Wisconsin concerning deregulation. Given the current status of restructuring initiatives in regulatory jurisdictions where the Company primarily does business, Wisconsin Electric cannot predict the ultimate timing or impact of a restructured electric industry on its financial position or results of operations.

Restructuring in Wisconsin: Due to many factors, including relatively competitive electric rates charged by the state's electric utilities, Wisconsin is proceeding with restructuring of the electric utility industry at a much slower pace than many other states in the United States. Instead, the PSCW has been focused in recent years on electric reliability infrastructure issues for the state of Wisconsin such as:

   . Improvements to existing and addition of new electric transmission lines in the state;

   . Addition of new generating capacity in the state;

   . Modifications to the regulatory process to facilitate development of merchant generating plants;

   . Development of a regional independent electric transmission system operator; and

   . The previously described formation of a statewide transmission company, American Transmission Company LLC, which became operational January 1, 2001.

The PSCW continues to maintain the position that the question of whether to implement electric retail competition in Wisconsin should ultimately be decided by the Wisconsin legislature. No such legislation has been introduced in Wisconsin to date.

Restructuring in Michigan: In June 2000, the Governor of the state of Michigan signed the "Customer Choice and Electric Reliability Act" into law empowering the MPSC to implement electric retail access in Michigan. In effect, the new law provides that all Michigan retail customers of investor-owned utilities have the ability to choose their electric power producer after January 1, 2002. The Michigan Retail Access law was characterized by Michigan Governor Engler as "Choice for those who want it and protection for those who need it."

As of January 1, 2002, Michigan retail customers of Wisconsin Electric were allowed to remain with their regulated utility at regulated rates or choose an alternative electric supplier to provide power supply service. Wisconsin Electric plans to maintain its generation capacity and distribution assets and provide regulated service as they have in the past. Wisconsin Electric expects to continue providing distribution and customer service functions regardless of the customer's power supplier.

Competition and customer switching to alternative suppliers in the Company's service territories in Michigan has started very slowly with little alternate supplier activity, reflecting the small market area, the Company's competitive regulated power supply prices and a lack of interest in general of the Upper Peninsula of Michigan as a market for alternative electric suppliers.

Natural Gas Utility Industry

Restructuring in Wisconsin: The PSCW has instituted generic proceedings to consider how its regulation of gas distribution utilities should change to reflect the changing competitive environment in the natural gas industry. To date, the PSCW has made a policy decision to deregulate the sale of natural gas in customer segments with workably competitive market choices and has adopted standards for transactions between a utility and its gas marketing affiliates. However, work on deregulation of the gas distribution industry by the PSCW is presently on hold. Currently, Wisconsin Electric is unable to predict the impact of potential future deregulation on the Company's results of operations or financial position.

ACCOUNTING DEVELOPMENTS

New Pronouncements: In June 2001, the Financial Accounting Standards Board authorized issuance of SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143, which is effective for fiscal years beginning after June 15, 2002, requiring entities to record the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. Upon adoption, the Company may be required to modify its accounting for nuclear decommissioning. Wisconsin Electric has not yet completed its evaluation of application of the SFAS 143 rules. The Company expects to adopt SFAS 143 effective January 1, 2003.

In August 2001, the Financial Accounting Standards Board issued SFAS 144, Accounting for the Impairment of Long-Lived Assets. SFAS 144, which is effective for financial statements issued for fiscal years beginning after December 15, 2001, requires entities to test long-lived assets (asset groups) for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company adopted SFAS 144 effective January 1, 2002. Wisconsin Electric has not yet completed the evaluation of application of the SFAS 144 rules.

SIGNIFICANT ACCOUNTING POLICIES

Regulatory Accounting: Wisconsin Electric operates under rates established by state and federal regulatory commissions which are designed to recover the cost of service and provide a reasonable return to investors. Developing competitive pressures in the utility industry may result in future utility prices which are based upon factors other than the traditional original cost of investment. In such a situation, continued deferral of certain regulatory asset and liability amounts on the utility's books, as allowed under Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation ("SFAS 71"), may no longer be appropriate and the unamortized regulatory assets net of the regulatory liabilities would be recorded as an extraordinary after-tax non-cash charge to earnings. Such a charge could be material. The Company continually reviews the applicability of SFAS 71 and has determined that it is currently appropriate to continue following SFAS 71. At this time, the Company is unable to predict whether any adjustments to regulatory assets and liabilities will occur in the future. See "Note--Summary of Significant Accounting Policies" in the Notes to Financial Statements for additional information.

Accounting for Derivative Instruments: SFAS 133, Accounting for Derivative Instruments and Hedging Activities, is effective for fiscal years beginning after June 15, 2000. Wisconsin Electric adopted this statement effective January 1, 2001. For further information, see "Note A--Summary of Significant Accounting Policies" and "Note H--Derivative Instruments" in the Notes to Financial Statements.

CAUTIONARY FACTORS

This report and other documents or oral presentations contain or may contain forward-looking statements made by or on behalf of Wisconsin Electric. Such statements are based upon management's current expectations and are subject to risks and uncertainties that could cause Wisconsin Electric's actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on the forward-looking statements. When used in written documents or oral presentations, the terms "anticipate," "believe," "estimate," "expect," "forecast," "objective," "plan," "possible," "potential," "project" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause Wisconsin Electric's actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

   . Factors affecting utility operations such as unusual weather conditions;
     catastrophic weather-related or terrorism-related damage; availability of electric generating facilities; unscheduled generation outages, or unplanned maintenance or repairs;

     unanticipated changes in fossil fuel, nuclear fuel, purchased power, gas supply or water supply costs or availability due to higher demand, shortages, transportation problems or other developments; nonperformance by electric energy or natural gas suppliers under existing power purchase or gas supply contracts; nuclear or environmental incidents; resolution of used nuclear fuel storage and disposal issues; electric transmission or gas pipeline system constraints; unanticipated organizational structure or key personnel changes; collective bargaining agreements with union employees or work stoppages; inflation rates; or demographic and economic factors affecting utility service territories or operating environment.

   . Regulatory factors such as unanticipated changes in rate-setting policies or procedures; unanticipated changes in regulatory accounting policies and practices; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of costs of previous investments made under traditional regulation; required changes in facilities or operations to reduce the risks or impacts of potential terrorist activities; required approvals for new construction; changes in the United States Nuclear Regulatory Commission's regulations related to Point Beach Nuclear Plant; changes in the United States Environmental Protection Agency's regulations as well as regulations from the Wisconsin or Michigan Departments of Natural Resources or the state of Connecticut related to emissions from fossil-fueled power plants such as carbon dioxide, sulfur dioxide, nitrogen oxide, small particulates or mercury; or the siting approval process for new generation and transmission facilities.

   . The rapidly changing and increasingly competitive electric and gas utility environment as market-based forces replace strict industry regulation and other competitors enter the electric and gas markets resulting in increased wholesale and retail competition.

   . Consolidation of the industry as a result of the combination and acquisition of utilities in the Midwest, nationally and globally.

   . Changes in social attitudes regarding the utility and power industries.

   . Customer business conditions including demand for their products or services and supply of labor and material used in creating their products and services.

   . The cost and other effects of legal and administrative proceedings, settlements, investigations and claims, and changes in those matters, including the final outcome of the Giddings & Lewis, Inc./City of West Allis lawsuit against Wisconsin Electric.

   . Factors affecting the availability or cost of capital such as: changes in interest rates; the Company's capitalization structure; market perceptions of the utility industry, or the Company; or security ratings.

   . Federal, state or local legislative factors such as changes in tax laws or rates; changes in trade, monetary and fiscal policies, laws and regulations; electric and gas industry restructuring initiatives; or changes in environmental laws and regulations.

   . Authoritative generally accepted accounting principle or policy changes, such as issuance during the summer of 2001 of SFAS 141, Business Combinations; SFAS 142, Goodwill and Other Intangible Assets; SFAS 143, Accounting for Asset Retirement Obligations; and SFAS 144, Accounting for the Impairment of Long-Lived Assets from such standard setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission.

   . Unanticipated technological developments that result in competitive disadvantages and create the potential for impairment of existing assets.

   . Factors which impede execution of Wisconsin Energy's Power the Future strategy announced in September 2000 and revised in February 2001, including receipt of necessary state and federal regulatory approvals, local opposition to siting of new generating facilities and obtaining the investment capital from outside sources necessary to implement the strategy.

   . Unexpected difficulties or unanticipated effects of the qualified five-year electric and gas rate freeze ordered by the PSCW as a condition of approval of the WICOR merger.

   . Other business or investment considerations that may be disclosed from time to time in Wisconsin Electric's Securities and Exchange Commission filings or in other publicly disseminated written documents.

   Wisconsin Electric undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                       WISCONSIN ELECTRIC POWER COMPANY

                               INCOME STATEMENTS

                            Year Ended December 31

                                                            2001      2000      1999
                                                          --------  --------  --------
                                                              (Millions of Dollars)
Operating Revenues
   Electric.............................................. $1,839.8  $1,763.4  $1,688.3
   Gas...................................................    457.1     399.7     306.8
   Steam.................................................     21.8      21.9      21.3
                                                          --------  --------  --------
       Total Operating Revenues..........................  2,318.7   2,185.0   2,016.4
Operating Expenses
   Fuel and purchased power..............................    509.7     497.7     445.0
   Cost of gas sold......................................    319.0     258.7     174.0
   Other operation and maintenance.......................    681.9     696.1     649.5
   Depreciation, decommissioning and amortization........    264.3     272.7     234.2
   Property and revenue taxes............................     67.8      65.9      66.6
                                                          --------  --------  --------
       Total Operating Expenses..........................  1,842.7   1,791.1   1,569.3
                                                          --------  --------  --------
Operating Income.........................................    476.0     393.9     447.1
Other Income and Deductions
   Interest income.......................................     13.2       4.0       7.5
   Allowance for other funds used during construction....      1.7       2.6       3.8
   Equity in earnings of unconsolidated affiliates.......     20.6        --        --
   Other.................................................      0.5     (16.4)    (16.2)
                                                          --------  --------  --------
       Total Other Income and Deductions.................     36.0      (9.8)     (4.9)
Financing Costs
   Interest expense......................................    109.7     117.5     114.7
   Allowance for borrowed funds used during construction.     (0.8)     (1.3)     (1.8)
                                                          --------  --------  --------
       Total Financing Costs.............................    108.9     116.2     112.9
                                                          --------  --------  --------
Income Before Income Taxes...............................    403.1     267.9     329.3
Income Taxes.............................................    156.6     103.2     116.2
                                                          --------  --------  --------
Net Income...............................................    246.5     164.7     213.1
Preferred Stock Dividend Requirement.....................      1.2       1.2       1.2
                                                          --------  --------  --------
Earnings Available for Common Stockholder................ $  245.3  $  163.5  $  211.9
                                                          ========  ========  ========




 The accompanying Notes to Financial Statements are an integral part of these financial statements.

                       WISCONSIN ELECTRIC POWER COMPANY

                           STATEMENTS OF CASH FLOWS

                            Year Ended December 31

                                                                            2001     2000     1999
                                                                           -------  -------  -------
                                                                             (Millions of Dollars)
Operating Activities
   Net income............................................................. $ 246.5  $ 164.7  $ 213.1
   Reconciliation to cash
       Depreciation, decommissioning and amortization.....................   277.6    287.3    265.6
       Nuclear fuel expense amortization..................................    32.3     27.4     25.8
       Equity in earnings of unconsolidated affiliates....................   (20.6)      --       --
       Deferred income taxes, net.........................................   (28.4)    (5.9)    33.7
       Investment tax credit, net.........................................    (4.5)    (4.5)    (4.3)
       Allowance for other funds used during construction.................    (1.7)    (2.6)    (3.8)
       Change in--Accounts receivable and accrued revenues................    17.0    (95.7)    (3.9)
                Inventories...............................................   (29.7)    (0.2)     0.8
                Other current assets......................................    27.0     31.1    (46.5)
                Accounts payable..........................................      --     86.4    (42.4)
                Other current liabilities.................................    (1.7)    42.8     (1.7)
       Other..............................................................    12.4     41.9   (101.1)
                                                                           -------  -------  -------
Cash Provided by Operating Activities.....................................   526.2    572.7    335.3
Investing Activities
   Capital expenditures...................................................  (377.0)  (352.5)  (346.4)
   Cash distributions received from ATC...................................   105.2       --       --
   Allowance for borrowed funds used during construction..................    (1.0)    (1.3)    (1.8)
   Nuclear fuel...........................................................    (9.9)   (41.6)   (18.6)
   Nuclear decommissioning funding........................................   (17.6)   (17.6)   (17.7)
   Other..................................................................     9.4     (6.3)    (8.6)
                                                                           -------  -------  -------
Cash Used in Investing Activities.........................................  (290.9)  (419.3)  (393.1)
Financing Activities
   Issuance of long-term debt.............................................    22.0     25.0    179.6
   Retirement of long-term debt...........................................   (30.8)   (30.2)  (100.7)
   Change in short-term debt..............................................   (84.6)    (7.7)    45.4
   Stockholder capital contribution.......................................      --       --    150.0
   Dividends paid on common stock.........................................  (130.0)  (178.6)  (179.6)
   Dividends paid on preferred stock......................................    (1.2)    (1.2)    (1.2)
                                                                           -------  -------  -------
Cash Provided by (Used in) Financing Activities...........................  (224.6)  (192.7)    93.5
                                                                           -------  -------  -------
Change in Cash and Cash Equivalents.......................................    10.7    (39.3)    35.7
Cash and Cash Equivalents at Beginning of Year............................    10.6     49.9     14.2
                                                                           -------  -------  -------
Cash and Cash Equivalents at End of Year.................................. $  21.3  $  10.6  $  49.9
                                                                           =======  =======  =======
Supplemental Information--Cash Paid For
   Interest (net of amount capitalized)................................... $ 131.7  $ 137.8  $ 131.2
   Income taxes (net of refunds).......................................... $ 142.1  $  59.7  $ 117.9



 The accompanying Notes to Financial Statements are an integral part of these financial statements.

                       WISCONSIN ELECTRIC POWER COMPANY

                                BALANCE SHEETS

                                  December 31

                                    ASSETS

                                                                                     2001       2000
                                                                                   ---------  ---------
                                                                                   (Millions of Dollars)
Property, Plant and Equipment
   Electric....................................................................... $ 5,064.4  $ 5,300.7
   Gas............................................................................     596.2      578.2
   Steam..........................................................................      66.0       64.4
   Common.........................................................................     334.4      372.9
   Other..........................................................................      17.2        7.3
                                                                                   ---------  ---------
                                                                                     6,078.2    6,323.5
   Accumulated depreciation.......................................................  (3,208.5)  (3,339.2)
                                                                                   ---------  ---------
                                                                                     2,869.7    2,984.3
   Construction work in progress..................................................     163.3      106.8
   Leased facilities, net.........................................................     116.0      121.7
   Nuclear fuel, net..............................................................      73.6       93.1
                                                                                   ---------  ---------
       Net Property, Plant and Equipment..........................................   3,222.6    3,305.9
Investments
   Nuclear decommissioning trust fund.............................................     589.6      613.3
   Investment in ATC..............................................................     128.6         --
   Other..........................................................................      15.1       28.9
                                                                                   ---------  ---------
       Total Investments..........................................................     733.3      642.2
Current Assets
   Cash and cash equivalents......................................................      21.3       10.6
   Accounts receivable, net of allowance for doubtful accounts of $22.7 and $19.7.     236.1      232.7
   Other accounts receivable......................................................     116.4         --
   Accrued revenues...............................................................     132.2      163.0
   Materials, supplies and inventories............................................     227.1      197.4
   Prepayments....................................................................      72.0       71.5
   Deferred income taxes..........................................................        --       32.5
   Other..........................................................................       6.0        1.2
                                                                                   ---------  ---------
       Total Current Assets.......................................................     811.1      708.9
Deferred Charges and Other Assets
   Deferred regulatory assets.....................................................     287.4      232.0
   Other..........................................................................      13.1      136.1
                                                                                   ---------  ---------
       Total Deferred Charges and Other Assets....................................     300.5      368.1
                                                                                   ---------  ---------
Total Assets...................................................................... $ 5,067.5  $ 5,025.1
                                                                                   =========  =========

 The accompanying Notes to Financial Statements are an integral part of these financial statements.

                       WISCONSIN ELECTRIC POWER COMPANY

                                BALANCE SHEETS

                                  December 31

                        CAPITALIZATION AND LIABILITIES

                                                             2001       2000
                                                           --------   --------
                                                          (Millions of Dollars)
 Capitalization (See Capitalization Statements)
    Common equity........................................ $1,980.1   $1,864.8
    Preferred stock......................................     30.4       30.4
    Long-term debt.......................................  1,420.5    1,679.6
                                                           --------   --------
        Total Capitalization.............................  3,431.0    3,574.8
 Current Liabilities
    Long-term debt due currently.........................    282.7       28.1
    Short-term debt......................................    172.4      257.0
    Accounts payable.....................................    213.6      213.5
    Payroll and vacation accrued.........................     52.3       39.0
    Taxes accrued--income and other......................     72.5       26.6
    Interest accrued.....................................     18.3       18.8
    Deferred income taxes................................      6.8         --
    Other................................................     60.9       84.2
                                                           --------   --------
        Total Current Liabilities........................    879.5      667.2
 Deferred Credits and Other Liabilities
    Accumulated deferred income taxes....................    399.0      466.1
    Accumulated deferred investment tax credits..........     70.2       74.7
    Deferred regulatory liabilities......................    141.4      123.6
    Other................................................    146.4      118.7
                                                           --------   --------
        Total Deferred Credits and Other Liabilities.....    757.0      783.1
 Commitments and Contingencies (Note L)..................       --         --
                                                           --------   --------
 Total Capitalization and Liabilities.................... $5,067.5   $5,025.1
                                                           ========   ========


 The accompanying Notes to Financial Statements are an integral part of these financial statements.

                       WISCONSIN ELECTRIC POWER COMPANY

                         STATEMENTS OF CAPITALIZATION

                                  December 31

                                                                                                          2001        2000
                                                                                                        --------    --------
                                                                                                        (Millions of Dollars)
Common Equity (See Statements of Common Equity)
   Common stock--$10 par value; authorized 65,000,000 shares; outstanding--33,289,327 shares........... $  332.9    $  332.9
   Other paid in capital...............................................................................    530.7       530.7
   Retained earnings...................................................................................  1,116.5     1,001.2
   Accumulated other comprehensive income..............................................................       --          --
                                                                                                        --------    --------
              Total Common Equity......................................................................  1,980.1     1,864.8
Preferred Stock........................................................................................
   Six Per Cent. Preferred Stock--$100 par value; authorized 45,000 shares; outstanding--44,498 shares.      4.4         4.4
   Serial preferred stock--
       $100 par value; authorized 2,286,500 shares; 3.60% Series redeemable at $101 per share;
         outstanding--260,000 shares...................................................................     26.0        26.0
       $25 par value; authorized 5,000,000 shares; none outstanding....................................       --          --
                                                                                                        --------    --------
              Total Preferred Stock....................................................................     30.4        30.4
Long-Term Debt
   First mortgage bonds
                 7 1/4% due 2004.......................................................................    140.0       140.0
                 7 1/8% due 2016.......................................................................    100.0       100.0
                 6.85% due 2021........................................................................      9.0         9.0
                 7 3/4% due 2023.......................................................................    100.0       100.0
                 7.05% due 2024........................................................................     60.0        60.0
                 9 1/8% due 2024 (Redeemed 2002).......................................................      3.4         3.4
                 8 3/8% due 2026 (Redeemed 2002).......................................................    100.0       100.0
                 7.70% due 2027........................................................................    200.0       200.0
   Debentures (unsecured)
                 6 5/8% due 2002.......................................................................    150.0       150.0
                 6 5/8% due 2006.......................................................................    200.0       200.0
                 9.47% due 2006........................................................................      3.5         4.2
                 8 1/4% due 2022.......................................................................     25.0        25.0
                 6 1/2% due 2028.......................................................................    150.0       150.0
                 6 7/8% due 2095.......................................................................    100.0       100.0
   Notes (unsecured)
                 6.36% effective rate due 2006.........................................................      6.0         7.2
                 2.15% variable rate due 2006 (a)......................................................      1.0         1.0
                 2.15% variable rate due 2015 (a)......................................................     17.4        17.4
                 1.75% variable rate due 2016 (a)......................................................     67.0        67.0
                 2.15% variable rate due 2030 (a)......................................................     80.0        80.0
Obligations under capital leases.......................................................................    211.4       215.5
Unamortized discount...................................................................................    (20.5)      (22.0)
Long-term debt due currently...........................................................................   (282.7)      (28.1)
                                                                                                        --------    --------
              Total Long-Term Debt.....................................................................  1,420.5     1,679.6
                                                                                                        --------    --------
Total Capitalization................................................................................... $3,431.0    $3,574.8
                                                                                                        ========    ========

--------
(a) Variable interest rate as of December 31, 2001.

 The accompanying Notes to Financial Statements are an integral part of these financial statements.

                       WISCONSIN ELECTRIC POWER COMPANY

                          STATEMENTS OF COMMON EQUITY

                                                                                                       Accumulated
                                                                                     Other                Other
                                                                             Common Paid In Retained  Comprehensive
                                                                             Stock  Capital Earnings     Income      Total
                                                                             ------ ------- --------  ------------- --------
Balance--December 31, 1998.................................................. $332.9 $380.7  $  985.0   $       --   $1,698.6
   Net income...............................................................                   213.1                   213.1
   Cash dividends...........................................................
       Common stock.........................................................                  (179.6)                 (179.6)
       Preferred stock......................................................                    (1.2)                   (1.2)
   Stockholder capital contribution.........................................         150.0                             150.0
                                                                             ------ ------  --------   ----------   --------
Balance--December 31, 1999..................................................  332.9  530.7   1,017.3           --    1,880.9
   Net income...............................................................                   164.7                   164.7
   Property dividend--common stock..........................................                    (1.0)                   (1.0)
   Cash dividends...........................................................
       Common stock.........................................................                  (178.6)                 (178.6)
       Preferred stock......................................................                    (1.2)                   (1.2)
                                                                             ------ ------  --------   ----------   --------
Balance--December 31, 2000..................................................  332.9  530.7   1,001.2           --    1,864.8
   Net income...............................................................                   246.5                   246.5
   Other comprehensive income (loss)
       Unrealized gain (loss) on derivatives qualified as hedges:
          Unrealized losses due to cumulative effect of a change in
            accounting principle, net of tax................................                              (5.1)         (5.1)
          Reclassification adjustment for gain included in net
            income, net of tax..............................................                               5.1           5.1
          Other unrealized gain (loss) arising during period, net of
            tax.............................................................                                   --         --
                                                                             ------ ------  --------   ----------   --------
          Comprehensive Income..............................................     --     --     246.5           --      246.5
   Cash dividends
       Common stock.........................................................                  (130.0)                 (130.0)
       Preferred stock......................................................                    (1.2)                   (1.2)
                                                                             ------ ------  --------   ----------   --------
Balance--December 31, 2001.................................................. $332.9 $530.7  $1,116.5   $       --   $1,980.1
                                                                             ====== ======  ========   ==========   ========


 The accompanying Notes to Financial Statements are an integral part of these financial statements.

                       WISCONSIN ELECTRIC POWER COMPANY

                         NOTES TO FINANCIAL STATEMENTS

A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General: The accounting records of Wisconsin Electric Power Company ("Wisconsin Electric" or the "Company"), a wholly-owned subsidiary of Wisconsin Energy Corporation ("Wisconsin Energy"), are maintained as prescribed by the Federal Energy Regulatory Commission, modified for requirements of the Public Service Commission of Wisconsin ("PSCW"). Wisconsin Electric is an electric, gas and steam utility which services electric customers in Wisconsin and the Upper Peninsula of Michigan, gas customers in Wisconsin and steam customers in metro Milwaukee.

On April 26, 2000, Wisconsin Energy acquired WICOR, Inc. in a business combination that was accounted for as a purchase. WICOR was a diversified utility holding company with utility and non-utility energy subsidiaries as well as pump manufacturing subsidiaries. Following the merger, WICOR and its subsidiaries, including Wisconsin Gas Company ("Wisconsin Gas"), the largest natural gas distribution public utility in Wisconsin, became subsidiaries of Wisconsin Energy. Wisconsin Energy has integrated the gas operations of Wisconsin Electric and Wisconsin Gas as well as many corporate support areas. On November 1, 2000, Wisconsin Electric and Wisconsin Gas filed an application with the PSCW for authority to transfer Wisconsin Electric's gas utility assets together with certain identified liabilities associated with such assets. On December 4, 2001, Wisconsin Electric and Wisconsin Gas entered into a stipulation with the PSCW in which a Consent Order was issued by the PSCW providing for the withdrawal of the joint application. Wisconsin Energy continues to operate the gas business of Wisconsin Electric and Wisconsin Gas as one operation to achieve operating efficiencies and improved reliability.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications: Certain prior year financial statement amounts have been reclassified to conform to their current year presentation. These reclassifications had no effect on net income or earnings per share.

Revenues: Revenues are recognized on the accrual basis and include estimated amounts for service rendered but not billed.

Wisconsin Electric's rates include base amounts for estimated fuel and purchased power costs. It can request recovery of fuel and purchased power costs prospectively from retail electric customers in the Wisconsin jurisdiction through its rate review process with the PSCW and in interim fuel cost hearings when such annualized costs are more than 3% higher than the forecasted costs used to establish rates. Wisconsin Electric's retail gas rates include monthly adjustments which permit the recovery or refund of actual purchased gas costs.

Property and Depreciation: Utility property, plant and equipment is recorded at cost. Cost includes material, labor and allowance for funds used during construction. Additions to and significant replacements of property are charged to property, plant and equipment at cost; minor items are charged to maintenance expense. The cost of depreciable utility property, together with removal cost less salvage value, is charged to accumulated depreciation when property is retired.

Utility depreciation rates are certified by the state regulatory commissions and include estimates for salvage value and removal costs. Depreciation as a percent of average depreciable utility plant was 4.6% in 2001, 4.5% in 2000, and 4.1% in 1999. Nuclear plant decommissioning costs are accrued and included in depreciation expense (see Note E). General plant and software are amortized over periods approved by the state regulatory commissions.

Other property, plant and equipment is recorded at cost. Cost includes material, labor and capitalized interest. Additions to and significant replacements of property are charged to property, plant and equipment at cost; minor items are charged to maintenance expense. Upon retirement or sale of other property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in "Other Income and Deductions--Other" in the Income Statements.

Depreciation expense is accrued at straight line rates over the estimated useful lives of the assets.

Allowance For Funds Used During Construction: Allowance for funds used during construction ("AFUDC") is included in Wisconsin Electric's utility plant accounts and represents the cost of borrowed funds used during plant construction and a return on stockholders' capital used for construction purposes. In the Income Statements, the cost of borrowed funds (before income taxes) is shown as an offset to interest expense and the return on stockholders' capital is an item of non-cash other income.

As approved by the PSCW, Wisconsin Electric capitalized AFUDC at the following rates during the periods indicated:

                    .  September 1, 2000--continuing 10.18%
                    .  June 1, 1998--August 31, 2000 10.21%

Prior to August 31, 2000, based on PSCW authorization, Wisconsin Electric accrued an allowance for funds used during construction on 50% of all construction work in progress. In a rate order dated August 30, 2000, the PSCW authorized the Company to accrue AFUDC on all electric utility nitrogen oxide remediation construction work in progress at a rate of 10.18%, and provided a full current return on electric safety and reliability construction work in progress so that no AFUDC accrual is required on such projects. In addition, the August PSCW order provided a current return on half of other utility construction work in progress and authorized AFUDC accruals on the remaining 50% of these projects.

Materials, Supplies and Inventories: Inventory at December 31, 2001 and 2000 consists of:

           Materials, Supplies and Inventories    2001       2000
           -----------------------------------   ------     ------
                                               (Millions of Dollars)
                 Fossil Fuel..................   $101.8     $ 78.2
                 Natural Gas in Storage.......     81.6       36.6
                 Materials and Supplies.......     43.7       82.6
                                                 ------     ------
                    Total.....................   $227.1     $197.4
                                                 ======     ======

Substantially all fossil fuel, materials and supplies and natural gas in storage inventories are priced using the weighted average method of accounting.

Long-Lived Assets: Wisconsin Electric reviews the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment would be determined based upon a comparison of the undiscounted future operating cash flows anticipated to be generated during the remaining life of the long-lived assets to the carrying value. Measurement of any impairment loss would be based upon discounted operating cash flows.

Regulatory Accounting: Wisconsin Electric accounts for its regulated operations in accordance with Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation. This statement sets forth the application of generally accepted accounting principles to those companies whose rates are determined by an independent third-party regulator. The economic effects of regulation can result in regulated companies recording costs that have been or are expected to be allowed in the rate making process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this occurs, costs are deferred as assets in the balance sheet (regulatory assets) and recorded as expenses in the periods when those same amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for amounts that are expected to be refunded to customers (regulatory liabilities).

Deferred regulatory assets and liabilities at December 31 consist of:

        Deferred Regulatory Assets and Liabilities    2001       2000
        ------------------------------------------   ------     ------
                                                   (Millions of Dollars)
          Deferred Regulatory Assets..............
             Deferred income tax related..........   $142.7     $148.4
             Environmental costs..................     41.2         --
             Other plant related..................     39.0       30.6
             Deferred transmission costs..........     22.3         --
             Lightweight aggregate plant..........     16.8       19.7
             Department of Energy assessments.....     15.9       18.5
             Deferred nuclear costs...............      4.7        8.3
             Other................................      4.8        6.5
                                                     ------     ------
          Total Deferred Regulatory Assets........   $287.4     $232.0
                                                     ======     ======
          Deferred Regulatory Liabilities.........
             Deferred income taxes................   $103.9     $110.2
             Tax and interest refunds.............      9.9       10.2
             NOx escrow...........................      8.6         --
             Other................................     19.0        3.2
                                                     ------     ------
          Total Deferred Regulatory Liabilities...   $141.4     $123.6
                                                     ======     ======

During 2000, Wisconsin Electric discontinued operation of its lightweight aggregate plant at Oak Creek Power Plant. As authorized by the PSCW, Wisconsin Electric transferred the associated remaining undepreciated plant balance of $19.7 million on December 31, 2000 to a deferred regulatory asset account, which is being amortized over the five year period ending
December 31, 2005.

Income Taxes: Wisconsin Electric is included in Wisconsin Energy's consolidated Federal income tax return. As such, Wisconsin Energy allocates Federal current tax expense or credits to Wisconsin Electric based on its separate tax computation.

Investment tax credits related to regulated utility assets are recorded as a deferred credit on the balance sheet and amortized to income over the applicable service lives of related properties in accordance with regulatory treatment.

Derivative Financial Instruments: The Company has physical and financial derivative instruments as defined by Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), however use of financial instruments is limited and was immaterial as of December 31, 2001 and 2000. For further information, see Note H.

Statement of Cash Flows: Cash and cash equivalents include marketable debt securities acquired three months or less from maturity.

Restrictions: Various financing arrangements and regulatory requirements impose certain restrictions on the ability of Wisconsin Electric to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. Under Wisconsin law, Wisconsin Electric is prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy. The Company does not believe that such restrictions will materially affect its operations.

Investments: Investments in other affiliated companies in which the Company does not maintain control are accounted for using the equity method.

Nuclear Fuel Amortization: The Company leases nuclear fuel and amortizes it to fuel expense for a period of 60 months or until the removal of the fuel from the reactor, if earlier.

B--AMERICAN TRANSMISSION COMPANY

Effective January 1, 2001 Wisconsin Electric transferred electric utility transmission system assets with a net book value of $224.4 million to American Transmission Company LLC ("ATC") in exchange for an equity interest in this new company. During 2001, ATC issued debt and distributed $105.2 million of cash back to Wisconsin Electric as a partial return of the original equity contribution. The Company also received $10.9 million in dividends during 2001.

The Company anticipates that the transfer of its electric transmission assets to ATC will be earnings neutral. However, the asset transfer has changed where transmission-related activities are reflected on the income statement. Prior to the asset transfer, transmission-related costs were recorded in Other Operation and Maintenance expense, Depreciation expense and Interest expense. Following transfer of the transmission assets, the Company reports fees paid to ATC for electric transmission service in Other Operation and Maintenance and recognizes an equity interest in ATC's reported earnings in Other Income and Deductions--Equity in earnings of unconsolidated affiliates.

C--NON-RECURRING CHARGES

During the fourth quarter of 2000, the Company recorded one-time charges totaling $43.9 million after tax. Of this, $34.3 million was related to severance and employee benefits and other items. In connection with the WICOR merger and the divestiture of non-core businesses, approximately 170 employees received severance benefits under severance agreements and enhanced retirement initiatives. The Company has paid all of the anticipated expenses except approximately $4.3 million of severance benefits related to 128 employees as of December 31, 2001. No other adjustments were made to the reserve liability. In addition, the Company made a contribution of $9.6 million after tax to the Wisconsin Energy Foundation to assist it in becoming self-funding.

During 1999, Wisconsin Electric reached agreement in the settlement of litigation related to the development of an electric generating plant in the Philippines at an after tax cost of $10.8 million.

D--INCOME TAXES

The Company follows the liability method in accounting for income taxes as prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires the recording of deferred assets and liabilities to recognize the expected future tax consequences of events that have been reflected in the Company's financial statements or tax returns and the adjustment of deferred tax balances to reflect tax rate changes. Tax credits associated with regulated operations are deferred and amortized over the life of the assets.

The following table is a summary of income tax expense for each of the years ended December 31:

              Income Tax Expense            2001    2000    1999
              ------------------           ------  ------  ------
                                            (Millions of Dollars)
              Current tax expense......... $189.5  $113.6  $ 86.8
              Deferred income taxes, net..  (28.4)   (5.9)   33.7
              Investment tax credit, net..   (4.5)   (4.5)   (4.3)
                                           ------  ------  ------
                 Total Income Tax Expense. $156.6  $103.2  $116.2
                                           ======  ======  ======

The provision for income taxes for each of the years ended December 31 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before income taxes and preferred dividend as a result of the following:

                                                             2001              2000              1999
-                                                      ---------------   ---------------   ---------------
                                                               Effective         Effective         Effective
Income Tax Expense                                     Amount  Tax Rate  Amount  Tax Rate  Amount  Tax Rate
------------------                                     ------  --------- ------  --------- ------  ---------
                                                                       (Millions of Dollars)
Expected tax at statutory federal tax rates........... $141.0    35.0%   $ 93.8    35.0%   $115.2    35.0%
State income taxes net of federal tax benefit.........   20.7     5.1%     14.4     5.4%     16.1     4.9%
Investment tax credit restored........................   (4.5)   (1.1%)    (4.5)   (1.7%)    (4.5)   (1.4%)
Flowback of prior contributions in aid of construction     --      --        --      --      (8.1)   (2.5%)
Other, net............................................   (0.6)   (0.2%)    (0.5)   (0.2%)    (2.5)   (0.8%)
                                                       ------    ----    ------    ----    ------    ----
   Total Income Tax Expense........................... $156.6    38.8%   $103.2    38.5%   $116.2    35.2%
                                                       ======    ====    ======    ====    ======    ====

The components of SFAS 109 deferred income taxes classified as net current assets and net long-term liabilities at December 31 are as follows:

                                         Current Assets      Long-Term
                                         (Liabilities)  Liabilities (Assets)
                                         -------------- -------------------
      Deferred Income Taxes               2001    2000    2001        2000
      ---------------------              ------   -----  ------      ------
                                                (Millions of Dollars)
      Property-related.................. $   --   $  -- $568.8      $564.5
      Construction advances.............     --      --  (69.8)      (65.5)
      Decommissioning trust.............     --      --  (55.0)      (52.9)
      Contested liability payment.......  (44.5)     --     --        43.8
      Recoverable gas costs.............   (0.5)     --     --          --
      Uncollectible account expense.....    7.9     7.0     --          --
      Employee benefits and compensation   10.4     9.5  (30.6)      (17.4)
      Asset impairment charge...........   10.8    10.8     --          --
      Other.............................    9.1     5.2  (14.4)       (6.4)
                                         ------   -----  ------      ------
         Total Deferred Income Taxes.... $ (6.8)  $32.5 $399.0      $466.1
                                         ======   =====  ======      ======

E--NUCLEAR OPERATIONS

Point Beach Nuclear Plant: Wisconsin Electric owns two 510-megawatt electric generating units at Point Beach Nuclear Plant ("Point Beach") in Two Rivers, Wisconsin. Point Beach is operated by Nuclear Management Company, a company that, as of December 31, 2001, provides services to nine nuclear generating units in the Midwest. Nuclear Management Company is owned by the Company and the affiliates of four other unaffiliated investor-owned utilities in the region. Wisconsin Electric currently expects the two units at Point Beach to operate to the end of their operating licenses, which expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

Nuclear Insurance: The Price-Anderson Act as amended and extended to August 1, 2002, currently limits the total public liability for damages arising from a nuclear incident at a nuclear power plant to approximately $9.5 billion, of which $200 million is covered by liability insurance purchased from private sources. The remaining $9.3 billion is covered by an industry retrospective loss sharing plan whereby in the event of a nuclear incident resulting in damages exceeding the private insurance coverage, each owner of a nuclear plant would be assessed a deferred premium of up to $88.1 million per reactor (Wisconsin Electric owns two) with a limit of $10 million per reactor within one calendar year. As the owner of Point Beach, Wisconsin Electric would be obligated to pay its proportionate share of any such assessment.

Wisconsin Electric, through its membership in Nuclear Electric Insurance Limited ("NEIL"), carries decontamination, property damage and decommissioning shortfall insurance covering losses of up to $1.5 billion at Point Beach. Under policies issued by NEIL, the insured member is liable for a retrospective premium adjustment in the event of catastrophic losses exceeding the full financial resources of NEIL. Wisconsin Electric's maximum retrospective liability under its policies is $12.4 million.

Wisconsin Electric also maintains insurance with NEIL covering business interruption and extra expenses during any prolonged accidental outage at Point Beach, where such outage is caused by accidental property damage from radioactive contamination or other risks of direct physical loss. Wisconsin Electric's maximum retrospective liability under this policy is $8.6 million.

It should not be assumed that, in the event of a major nuclear incident, any insurance or statutory limitation of liability would protect Wisconsin Electric from material adverse impact.

Nuclear Decommissioning: Nuclear decommissioning costs are included in depreciation expense under an external sinking fund method as these costs are recovered through rates over the expected service lives of the generating units. Decommissioning expenses of $17.6 million during 2001 and 2000, and $17.7 million during 1999 were accrued under this method.

Decommissioning costs collected through rates are deposited into the nuclear decommissioning trust fund and also included in accumulated depreciation. As a result, these funds do not add to the cash flows available for general corporate purposes. Earnings on the fund balance accumulate in the nuclear decommissioning trust fund and in accumulated depreciation.

It is expected that the annual payments to the nuclear decommissioning trust fund along with related earnings will provide sufficient funds at the time of decommissioning. Wisconsin Electric believes it is probable that any shortfall in funding would be recoverable in utility rates.

The estimated cost to decommission the plant in 2001 dollars is $621 million based upon a site specific decommissioning cost study completed in 1998, and includes additional costs from prior estimates for work management by an independent decommissioning general contractor. Assuming plant shutdown at the expiration of the current operating licenses, prompt dismantlement and annual escalation of costs at specific inflation factors established by the PSCW, it is projected that approximately $1.9 billion will be spent over a thirty-three year period, beginning in 2010, to decommission the plant.

Following is a summary at December 31 of the Nuclear Decommissioning Trust Fund balance, stated at fair value, which is equal to the accrued decommissioning liability balance included in accumulated depreciation.

                Nuclear Decommissioning Trust Fund     2001   2000
                ----------------------------------    ------ ------
                                                      (Millions of
                                                        Dollars)
             Total funding and realized net earnings. $434.8 $408.1
             Unrealized gains, net...................  154.8  205.2
                                                      ------ ------
                Total................................ $589.6 $613.3
                                                      ====== ======

As required by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, Wisconsin Electric's debt and equity security investments in the Nuclear Decommissioning Trust Fund are classified as available for sale. Gains and losses on the fund were determined on the basis of specific identification; net unrealized holding gains on the fund were recorded as part of the fund and as part of accumulated depreciation.

Decontamination and Decommissioning Fund: The Energy Policy Act of 1992 established a Uranium Enrichment Decontamination and Decommissioning Fund ("D&D Fund") for the United States Department of Energy's nuclear fuel enrichment facilities. Deposits to the D&D Fund are derived in part from special assessments on utilities using enrichment services. As of December 31, 2001, Wisconsin Electric has recorded its remaining estimated liability equal to projected special assessments of$15.9 million. A deferred regulatory asset is detailed in Note A. The deferred regulatory asset will be amortized to nuclear fuel expense and included in utility rates over the next six years ending in 2007.

F--LONG-TERM DEBT

First Mortgage Bonds, Debentures and Notes: At December 31, 2001, the maturities and sinking fund requirements through 2006 for the aggregate amount of long-term debt outstanding (excluding obligations under capital leases) were:

                                       (Millions of
                                         Dollars)
                            2002......   $  255.3
                            2003......        1.9
                            2004......      141.9
                            2005......        1.9
                            2006......      202.9
                            Thereafter      908.4
                                         --------
                               Total..   $1,512.3
                                         ========

Sinking fund requirements for the years 2002 through 2006, included in the preceding table, are $9.5 million. Substantially all of Wisconsin Electric's utility plant is subject to a first mortgage lien.

Long-term debt premium or discount and expense of issuance are amortized by the straight line method, over the lives of the debt issues and included as interest expense.

In January 2002, the Company redeemed $100 million of 8-3/8% first mortgage bonds due 2026 and $3.4 million of 9-1/8% first mortgage bonds due 2024. Early redemption of this long-term debt was financed through the issuance of short-term commercial paper.

Obligations Under Capital Leases: In 1997, Wisconsin Electric entered into a 25 year power purchase contract with an unaffiliated independent power producer. The contract, for 236 megawatts of firm capacity from a gas-fired cogeneration facility, includes no minimum energy requirements. When the contract expires in 2022, Wisconsin Electric may, at its option and with proper notice, renew for another ten years or purchase the generating facility at fair value or allow the contract to expire. Wisconsin Electric treats this contract as a capital lease. The leased facility and corresponding obligation under capital lease were recorded at the estimated fair value of the plant's electric generating facilities. The leased facility is being amortized on a straight line basis over the original 25-year term of the contract.

The long-term power purchase contract is treated as an operating lease for rate-making purposes and the minimum lease payments are recorded as purchased power expense on the Income Statements. Such payments totaled $21.5 million, $21.0 million and $20.4 million during 2001, 2000 and 1999, respectively. As a result, the difference between the minimum lease payments and the sum of the imputed interest and amortization costs under capital lease accounting are recorded as a deferred regulatory asset (see Note A). Due to the timing of the minimum lease payments, Wisconsin Electric expects the regulatory asset to increase to approximately $78.5 million by the year 2009 and the total obligation under capital lease to increase to $160.2 million by the year 2005 before each is reduced over the remaining life of the contract.

Wisconsin Electric has a nuclear fuel leasing arrangement with Wisconsin Electric Fuel Trust ("Trust") which is treated as a capital lease. The nuclear fuel is leased and amortized to fuel expense for a period of 60 months or until the removal of the fuel from the reactor, if earlier. Lease payments include charges for the cost of fuel burned, financing costs and management fees. In the event Wisconsin Electric or the Trust terminates the lease, the Trust would recover its unamortized cost of nuclear fuel from Wisconsin Electric. Under the lease terms, Wisconsin Electric is in effect the ultimate guarantor of the Trust's commercial paper and line of credit borrowings financing the investment in nuclear fuel. Interest expense on the nuclear fuel lease, included in fuel expense, was $3.3 million, $3.9 million and $3.5 million during 2001, 2000 and 1999, respectively.

Following is a summary of Wisconsin Electric's capitalized leased facilities and nuclear fuel at December 31.

                   Capital Lease Assets             2001        2000
                   --------------------            ------      ------
                                                  (Millions of Dollars)
          Leased Facilities
             Long-term purchase power commitment. $140.3      $140.3
             Accumulated amortization............  (24.3)      (18.6)
                                                   ------      ------
          Total Leased Facilities................ $116.0      $121.7
                                                   ======      ======
          Nuclear Fuel
             Under capital lease................. $127.5      $121.4
             Accumulated amortization............  (80.0)      (63.1)
             In process/stock....................   26.1        34.8
                                                   ------      ------
          Total Nuclear Fuel..................... $ 73.6      $ 93.1
                                                   ======      ======

Future minimum lease payments under the capital leases and the present value of the net minimum lease payments as of December 31, 2001 are as follows:

                                                             Nuclear
                                              Purchase Power  Fuel
           Capital Lease Obligations            Commitment    Lease   Total
           -------------------------          -------------- ------- -------
                                                   (Millions of Dollars)
  2002.......................................    $  26.9     $ 29.8  $  56.7
  2003.......................................       28.0       16.1     44.1
  2004.......................................       29.0        9.0     38.0
  2005.......................................       30.1        5.1     35.2
  2006.......................................       31.2        1.1     32.3
  Later Years................................      469.9         --    469.9
                                                 -------     ------  -------
  Total Minimum Lease Payments...............      615.1       61.1    676.2
  Less: Estimated Executory Costs............     (127.7)        --   (127.7)
                                                 -------     ------  -------
  Net Minimum Lease Payments.................      487.4       61.1    548.5
  Less: Interest.............................     (332.4)      (4.7)  (337.1)
                                                 -------     ------  -------
  Present Value of Net Minimum Lease Payments      155.0       56.4    211.4
  Less: Due Currently........................         --      (27.4)   (27.4)
                                                 -------     ------  -------
                                                 $ 155.0     $ 29.0  $ 184.0
                                                 =======     ======  =======

G--SHORT-TERM DEBT

Short-term notes payable balances and their corresponding weighted-average interest rates at December 31 consist of:

                                      2001             2000
                                ---------------- ----------------
                                        Interest         Interest
               Short-Term Debt  Balance   Rate   Balance   Rate
               ---------------  ------- -------- ------- --------
                                      (Millions of Dollars)
               Banks and other. $ 60.9   1.90%   $ 50.0   6.49%
               Commercial paper  111.5   1.87%    207.0   6.60%
                                ------           ------
                                $172.4   1.88%   $257.0   6.58%
                                ======           ======

On December 31, 2001, Wisconsin Electric had $138 million of total available unused short-term borrowing capacity under existing commercial paper programs and other short-term borrowing arrangements. On that date, Wisconsin Electric had $250 million of available unused lines of bank credit to support its outstanding commercial paper program and other short-term borrowing arrangements.

H--DERIVATIVE INSTRUMENTS

Effective January 1, 2001 the Company adopted SFAS 133, which requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

As of the date of adoption, SFAS 133 required that the difference between the fair value of derivative instruments recorded on the balance sheet and the previous carrying amount of those derivatives be reported in Net Income or Accumulated Other Comprehensive Income, as appropriate, as a cumulative effect of a change in accounting principle.

Wisconsin Electric had a limited number of physical commodity contracts that are defined as derivatives under SFAS 133 during 2001 and that qualify for cash flow hedge accounting. These cash flow hedging instruments are comprised of electric forward contracts which are used to manage the supply of and demand for electricity. With the adoption of SFAS 133 on January 1, 2001, the fair market values of these derivative instruments have been recorded as assets and liabilities on the balance sheet and as a cumulative effect of a change in accounting principle in Accumulated Other Comprehensive Income in accordance with the transition provisions of SFAS 133. The impact of this transition as of January 1, 2001 was a $5.1 million reduction in Accumulated Other Comprehensive Income which was reclassified into earnings during 2001.

Future changes in the fair market values of these cash flow hedging instruments, to the extent that the hedges are effective at mitigating the underlying commodity risk, will be recorded in Accumulated Other Comprehensive Income. At the date the underlying transaction occurs, the amounts in Accumulated Other Comprehensive Income will be reported in earnings. The ineffective portion of the derivative's change in fair value will be recognized in earnings immediately.

For the year ended December 31, 2001, the amount of hedge ineffectiveness was immaterial. Wisconsin Electric did not exclude any components of derivative gains or losses from the assessment of hedge effectiveness. As of December 31, 2001, Wisconsin Electric had no material derivative instruments outstanding.

The Financial Accounting Standards Board continues to develop interpretative guidance for SFAS 133 which may impact Wisconsin Electric's application of the standard in the future.

I--FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of certain of Wisconsin Electric's recorded financial instruments at December 31 are as follows:

                                                 2001              2000
                                           ----------------- -----------------
                                           Carrying  Fair    Carrying  Fair
           Financial Instruments            Amount   Value    Amount   Value
           ---------------------           -------- -------- -------- --------
                                                  (Millions of Dollars)
  Nuclear decommissioning trust fund...... $  589.6 $  589.6 $  613.3 $  613.3
  Preferred stock--no redemption required. $   30.4 $   16.7 $   30.4 $   15.4
  Long-term debt including current portion $1,512.3 $1,549.6 $1,514.2 $1,473.9

The carrying value of cash and cash equivalents, net accounts receivable, accounts payable and short-term borrowings approximates fair value due to the short maturities of these instruments. The nuclear decommissioning trust fund is carried at fair value as reported by the trustee (see Note E). The fair values of Wisconsin Electric's preferred stock are estimated based upon the quoted market value for the same or similar issues. The fair value of Wisconsin Electric's long-term debt, including the current portion of long-term debt but excluding capitalized leases, is estimated based upon quoted market value for the same or similar issues or upon the quoted market prices of U.S. Treasury issues having a similar term to maturity, adjusted for the issuing company's bond rating and the present value of future cash flows.

J--BENEFITS

Pensions and Other Postretirement Benefits: Wisconsin Electric provides defined benefit pension and other postretirement benefit plans to employees. The status of these plans, including a reconciliation of benefit obligations, a reconciliation of plan assets and the funded status of the plans follows.

                                                                    Other
                                                                Postretirement
                                              Pension Benefits     Benefits
                                              ---------------  ---------------
        Status of Benefit Plans                2001    2000     2001     2000
        -----------------------               ------  -------  -------  ------
                                                    (Millions of Dollars)
Change in Benefit Obligation
   Benefit Obligation at January 1........... $773.5  $ 749.8  $ 173.4  $192.3
       Service cost..........................   18.5     14.4      6.2     4.2
       Interest cost.........................   57.0     55.3     13.6    14.4
       Plan participants' contributions......     --       --      5.8     5.3
       Plan amendments.......................     --      4.6       --   (29.7)
       Actuarial loss........................   14.9      0.2     21.9     2.2
       Special termination benefits..........     --      1.2       --      --
       Benefits paid.........................  (57.7)   (52.0)   (15.6)  (15.3)
                                              ------  -------  -------  ------
   Benefit Obligation at December 31......... $806.2  $ 773.5  $ 205.3  $173.4
Change in Plan Assets
   Fair Value at January 1................... $873.2  $ 915.2  $  79.4  $ 82.3
       -Actual return on plan assets.........  (60.3)     8.4     (0.1)   (1.7)
       Employer contributions................    1.2      1.6     11.5     8.8
       Plan participants' contributions......     --       --      5.8     5.3
       Benefits paid.........................  (57.7)   (52.0)   (15.6)  (15.3)
                                              ------  -------  -------  ------
   Fair Value at December 31................. $756.4  $ 873.2  $  81.0  $ 79.4
                                              ------  -------  -------  ------
Funded Status of Plans
   Funded status at December 31.............. $(49.8) $  99.7  $(124.3) $(94.0)
   Unrecognized
       Net actuarial loss (gain).............   18.4   (123.9)    44.1     8.5
       Prior service cost....................   26.2     29.6      0.3     0.3
       Net transition (asset) obligation.....   (6.8)    (9.0)    16.8    26.6
                                              ------  -------  -------  ------
   Net Asset (Accrued Benefit Cost).......... $(12.0) $  (3.6) $ (63.1) $(58.6)
                                              ======  =======  =======  ======

The components of net periodic pension and other postretirement benefit costs as well as the weighted-average assumptions used in accounting for the plans include the following:

                                                     Pension Benefits                  Other Postretirement Benefits
                                          --------------------------------------  --------------------------------------
    Benefit Plan Cost Components             2001         2000          1999         2001         2000          1999
    ----------------------------          -----------  -----------  ------------  -----------  -----------  ------------
                                                                       (Millions of Dollars)
Net Periodic Benefit Cost
   Service cost.......................... $      18.5  $      14.4  $       15.6  $       6.2  $       4.2  $        3.3
   Interest cost.........................        57.0         55.3          49.2         13.6         14.4          12.4
   Expected return on plan assets........       (71.3)       (68.4)        (62.4)        (6.8)        (7.0)         (5.8)
   Amortization of:
       Transition obligation (asset).....        (2.2)        (2.2)         (2.2)         1.5          4.6           4.6
       Prior service cost................         3.3          3.9           3.1          0.1          0.1           0.2
       Actuarial loss (gain).............         0.9          0.5           0.6          1.5         (0.2)          0.1
       Terminations/curtailment..........          --          1.2            --           --          8.8            --
                                          -----------  -----------  ------------  -----------  -----------  ------------
Net Periodic Benefit Cost................ $       6.2  $       4.7  $        3.9  $      16.1  $      24.9  $       14.8
                                          ===========  ===========  ============  ===========  ===========  ============
Weighted-Average Assumptions
  at December 31 (%)
   Discount rate.........................        7.25          7.5           7.5         7.25          7.5           7.5
   Expected return on plan assets........         9.0          9.0           9.0          9.0          9.0           9.0
   Rate of compensation increase.........  4.5 to 5.0   4.5 to 5.0   4.75 to 5.0   4.5 to 5.0   4.5 to 5.0   4.75 to 5.0

Pension Plans: Pension plan assets, the majority of which are equity securities, are held by pension trusts. Other pension plan assets include corporate and government bonds and real estate. In the opinion of the Company, current pension trust assets and amounts which are expected to be paid to the trusts in the future will be adequate to meet pension payment obligations to current and future retirees. This table represents both qualified and non-qualified pension plan obligations.

Open window benefits were offered in 2000 to certain participants in the Wisconsin Electric Retirement Account Plan. This benefit enhancement resulted in a one-time FAS 88 cost of $0.7 million.

Other Postretirement Benefits Plans: Wisconsin Electric uses Employees' Benefit Trusts to fund a major portion of other postretirement benefits. The majority of the trusts' assets are mutual funds or commingled indexed funds.

Effective January 1, 1992, postretirement benefit costs have been calculated in accordance with FAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and are recoverable from the utility customers of Wisconsin Electric.

In 2000, the benefit attribution period was modified for the Wisconsin Electric Postretirement medical plans to equal the 10 years of service following the later of age at hire or age 45. This change resulted in a "negative" plan amendment and a "plan curtailment".

The assumed health care cost trend rate for 2002 is at 10% for all plan participants decreasing gradually to 5% in 2007 and thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans.

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                1% Increase 1% Decrease
                                                ----------- -----------
                                                 (Millions of Dollars)
         Effect on
            Postretirement benefit obligation..    $15.8      $(14.3)
            Total of service and interest cost
              components.......................    $ 2.0      $ (1.8)

Savings Plans: Wisconsin Electric sponsors savings plans which allow employees to contribute a portion of their pretax and/or after tax income in accordance with plan-specified guidelines. Matching contributions under these plans charged to expense amounted to $8.3 million, $9.0 million and $8.7 million during 2001, 2000 and 1999, respectively.

K--SEGMENT REPORTING

Wisconsin Electric, a wholly-owned subsidiary of Wisconsin Energy Corporation, has organized its operating segments according to how it is currently regulated. Wisconsin Electric's reportable operating segments include electric, natural gas and steam utility segments. The accounting policies of the reportable operating segments are the same as those described in Note A.
The electric utility engages in the generation, transmission, distribution and sale of electric energy in southeastern (including metropolitan Milwaukee), east central and northern Wisconsin and in the Upper Peninsula of Michigan. The natural gas utility is responsible for the purchase, distribution and sale of natural gas to retail customers and the transportation of customer-owned natural gas in three service areas in southeastern, east central, and northern Wisconsin. The steam utility produces, distributes and sells steam to space heating and processing customers in the Milwaukee, Wisconsin area.

Summarized financial information concerning Wisconsin Electric's reportable operating segments for each of the years ended December 31, 2001, 2000 and 1999 is shown in the following table.



                                                             Reportable Operating
                                                                   Segments
                                                             --------------------- Other
Year Ended                                                   Electric  Gas   Steam  (a)    Total
----------                                                   -------- ------ ----- ------ --------
                                                                     (Millions of Dollars)
December 31, 2001
   Operating Revenues (b)................................... $1,839.8 $457.1 $21.8 $   -- $2,318.7
   Depreciation, Decommissioning and Amortization........... $  231.7 $ 29.3 $ 3.3     -- $  264.3
   Operating Income (c)..................................... $  446.2 $ 28.6 $ 1.2     -- $  476.0
   Equity in Earnings (Losses) of Unconsolidated Affiliates. $   20.6     --    --     -- $   20.6
   Capital Expenditures..................................... $  324.4 $ 34.5 $ 3.1 $ 15.0 $  377.0
   Total Assets (d)......................................... $4,265.6 $499.8 $48.6 $253.5 $5,067.5

December 31, 2000
   Operating Revenues (b)................................... $1,763.4 $399.7 $21.9 $   -- $2,185.0
   Depreciation, Decommissioning and Amortization........... $  239.5 $ 30.0 $ 3.2     -- $  272.7
   Operating Income (c)..................................... $  368.9 $ 23.2 $ 1.8     -- $  393.9
   Capital Expenditures..................................... $  318.9 $ 32.1 $ 1.2 $  0.3 $  352.5
   Total Assets (d)......................................... $4,163.1 $445.3 $48.0 $368.7 $5,025.1

                                                   Reportable Operating
                                                         Segments
                                                   --------------------- Other
Year Ended                                         Electric  Gas   Steam  (a)     Total
----------                                         -------- ------ ----- ------  --------
                                                           (Millions of Dollars)
December 31, 1999
   Operating Revenues (b)......................... $1,688.3 $306.8 $21.3 $   --  $2,016.4
   Depreciation, Decommissioning and Amortization. $  207.9 $ 23.7 $ 2.6     --  $  234.2
   Operating Income (c)........................... $  412.9 $ 31.7 $ 2.5     --  $  447.1
   Capital Expenditures........................... $  313.7 $ 31.7 $ 1.3 $ (0.3) $  346.4
   Total Assets (d)............................... $4,179.3 $427.2 $47.6 $247.8  $4,901.9

--------
(a) Primarily other property and investments, materials and supplies and deferred charges.
(b) Wisconsin Electric accounts for intersegment revenues at a tariff rate established by the Public Service Commission of Wisconsin. Intersegment revenues are not material.
(c) Interest income and interest expense are not included in segment operating income.
(d) Common utility plant is allocated to electric, gas and steam to determine segment assets (see Note A).

L--COMMITMENTS AND CONTINGENCIES

Capital Expenditures: Certain commitments have been made in connection with estimated total capital expenditures of approximately $370 million during 2002.

Giddings & Lewis, Inc./City of West Allis Lawsuit: As previously reported, in July 1999, a Milwaukee County Circuit Court jury issued a verdict against Wisconsin Electric awarding the plaintiffs, Giddings & Lewis Inc., Kearney & Trecker Corporation (now a part of Giddings & Lewis), and the City of West Allis, $4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that Wisconsin Electric had deposited contaminated wastes at two sites in West Allis, Wisconsin owned by the plaintiffs. In April 2000, the Circuit Court Judge imposed sanctions against Wisconsin Electric related to representations made by Wisconsin Electric during trial that Wisconsin Electric had no insurance coverage for the punitive damage award. Wisconsin Electric appealed the judgment entered on the jury's verdict with respect to the punitive damages, as well as the Judge's ruling on the sanctions matter. Wisconsin Electric did not reflect any charges to expense for the punitive damage award or sanctions because management, based in part on the advice of counsel, believed it would prevail on appeal.

On September 5, 2001, the Wisconsin Court of Appeals, District 1, reversed the $100 million punitive damage judgment award rendered by the trial court in its entirety and ordered a new trial on the issue of punitive damages only and reversed the sanctions order in its entirety. In January 2002, the Wisconsin State Supreme Court denied the plaintiffs' petition for review and sent the case back to the trial court for the new trial on the issue of punitive damages. The punitive damage payment was returned to the Company with interest in early 2002. The Company expects that a new trial will be held on the issue of punitive damages in 2003. This matter is still pending final resolution and, therefore, the final financial impact, if any, is not known at this time.

In December 1999, in order to stop the post-judgment accrual of interest at 12% during the pendency of the appeal, Wisconsin Electric tendered a contested liability payment of $110 million to the Milwaukee County Clerk of Circuit Court, representing the $104.5 million verdict and $5.5 million of accrued interest. (The payment was recorded in "Deferred Charges and Other Assets-- Other" on the 2000 balance sheet. It has been classified along with interest due as "Other Accounts Receivable" on the 2001 balance sheet.) Under Wisconsin law, the Appellate Court decision makes the plaintiffs liable to Wisconsin Electric for the $100 million of punitive damages plus accrued interest originally tendered in December 1999 plus accrued interest subsequent to December 1999. During 2001, the Company recorded interest income of $10.5 million based on the Appellate Court decision.

On August 21, 2000 and September 29, 2000, two shareholders who had made prior demands upon Wisconsin Energy and Wisconsin Electric to initiate a shareholder derivative suit against certain officers, directors, employees and agents of Wisconsin Electric as a result of the City of West Allis/Giddings & Lewis litigation, filed suits on behalf of Wisconsin Energy shareholders in Milwaukee County Circuit Court. A special committee of independent directors of Wisconsin Energy determined after investigation that a derivative proceeding was not in Wisconsin Energy's best interests. Wisconsin Energy agreed to mediation of the matter which resulted in an acceptable proposal to settle the cases. The Court granted preliminary approval of the settlement agreement on October 29, 2001 and authorized the sending of notice of the settlement to the shareholders. A final hearing on approval of the settlement agreement was held on January 25, 2002 at which time the Court gave final approval to the settlement and dismissed the cases. The settlement did not have a significant impact on financial position or results of operations.

Environmental Matters: Wisconsin Electric periodically reviews its exposure for remediation costs as evidence becomes available indicating that its remediation liability has changed. Given current information, including the following, management believes that future costs in excess of the amounts accrued and/or disclosed on all presently known and quantifiable environmental contingencies will not be material to the Company's financial position or results of operations.

During 2000, Wisconsin Electric expanded a voluntary program of comprehensive environmental remediation planning for former manufactured gas plant sites and coal-ash disposal sites. Wisconsin Electric has performed a preliminary assessment of twenty-one sites, including eleven of the manufactured gas plant sites discussed below, and expects to discuss these sites with the Wisconsin Department of Natural Resources as necessary. At this time, the Company cannot estimate future remediation costs associated with these sites beyond those described below.

Manufactured Gas Plant Sites: Wisconsin Electric is investigating the remediation of former manufactured gas plant sites that were previously used by the Company. Based on this preliminary investigation, the Company estimates that the future costs for detailed site investigation and future remediation costs may range from $25-$40 million over the next ten years. This estimate is dependent upon several variables including, among other things, the extent of remediation, changes in technology and changes in regulation. As of December 31, 2001, Wisconsin Electric has established reserves of $25 million related to future remediation costs.

The PSCW has allowed Wisconsin utilities, including Wisconsin Electric, to defer the costs spent on the remediation of manufactured gas plant sites, and has allowed for such costs to be recovered in rates over five years. As such, the Company has recorded a regulatory asset for remediation costs it has spent to date and accrued.

Ash Landfill Sites: Wisconsin Electric aggressively seeks environmentally acceptable, beneficial uses for its combustion by-products. However, such coal-ash by-products have been, and to some degree, continue to be disposed in company-owned, licensed landfills. Some early designed and constructed landfills may allow the release of low levels of constituents resulting in the need for various levels of monitoring or adjusting. Where Wisconsin Electric has become aware of these conditions, efforts have been expended to define the nature and extent of any release, and work has been performed to address these conditions. The costs of these efforts are included in the fuel costs of Wisconsin Electric. During 2001, the Company incurred $1.2 million in coal-ash remediation expenses and incurred $2.9 million in 2000.

As a result of the Cooperative Agreement, an innovative regulatory agreement signed with the Wisconsin Department of Natural Resources in February 2001, the Company is now able to recover fly ash from it's landfills and mix it with coal for combustion at Pleasant Prairie Power Plant. In this way, the carbon left in the ash is recovered as "ash fuel" and the resulting fly ash produced is a high value product sold as replacement for cement.

Information Requests: Wisconsin Electric, has received a request for information from the United States Environmental Protection Agency ("U.S. EPA") regional office pursuant to Section 114(a) of the Clean Air Act. This request seeks information relating to operations of Wisconsin Electric's power plants. Wisconsin Electric has submitted information responsive to this request. This information request is similar to those issued by U.S. EPA to numerous electric utility companies over the past two years. The Company will continue to cooperate with the U.S. EPA on this matter. At this time, Wisconsin Electric cannot predict whether U.S. EPA will allege past violations that might subject the Company to fines or penalties.

M--TRANSACTIONS WITH ASSOCIATED COMPANIES

Managerial, financial, accounting, legal, data processing and other services may be rendered between associated companies and are billed in accordance with service agreements approved by the Public Service Commission of Wisconsin. Wisconsin Electric received stockholder capital contributions from Wisconsin Energy of $150 million in 1999. Intercompany sales, accounts receivable and accounts payable are all immaterial.

[LOGO] Andersen

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of Wisconsin Electric Power Company:

We have audited the accompanying balance sheet and statement of capitalization of Wisconsin Electric Power Company as of December 31, 2001, and the related statements of income, common equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wisconsin Electric Power Company as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP
-----------------------
Arthur Andersen LLP
Milwaukee, Wisconsin
February 5, 2002

[LOGO] PRICEWATERHOUSECOOPERS

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the
Stockholder of Wisconsin Electric Power Company

In our opinion, the balance sheet and statement of capitalization as of December 31, 2000 and the related statements of income, of common equity and of cash flows for each of the two years in the period ended December 31, 2000 present fairly, in all material respects, the financial position, results of operations and cash flows of Wisconsin Electric Power Company at December 31, 2000 and for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
February 6, 2001

                        MARKET FOR REGISTRANT'S COMMON
                    EQUITY AND RELATED STOCKHOLDER MATTERS

Dividends declared on Wisconsin Electric Power Company's common stock during the two most recent fiscal years are set forth below. With the exception of the third quarter of 2000, dividends were paid entirely in cash. Dividends were paid to Wisconsin Electric's sole common stockholder, Wisconsin Energy Corporation. There is no established public trading market for the Company's common stock.

                            Quarter    2001   2000
                            -------   ------ ------
                                      (Millions of
                                        Dollars)
                            First.... $ 32.5 $ 44.9
                            Second...   32.5   44.9
                            Third (a)   32.5   44.9
                            Fourth...   32.5   44.9
                                      ------ ------
                            Total.... $130.0 $179.6
                                      ====== ======

--------
(a) During the third quarter of 2000, the Board of Directors approved that $1.0 million of the dividend be paid in a property dividend with the balance paid in cash.

Subject to any regulatory restriction or other limitations on the payment of dividends, future dividends will be at the discretion of the board of directors and will depend upon, among other factors, earnings, financial condition and other requirements.

Various financing arrangements and regulatory requirements impose certain restrictions on the ability of Wisconsin Electric to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. Under Wisconsin law, Wisconsin Electric is prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy.

                            BUSINESS OF THE COMPANY

Wisconsin Electric Power Company is an electric, gas and steam utility which was incorporated in the state of Wisconsin in 1896. Wisconsin Electric's operations are conducted in the following three segments.

Electric Operations: Wisconsin Electric's electric operations generate, distribute and sell electric energy to over 1,000,000 customers in Wisconsin and in the Upper Peninsula of Michigan. On January 1, 2001, Wisconsin Electric, together with Edison Sault Electric Company, an affiliated electric utility, and with other unaffiliated Wisconsin utilities, transferred its electric transmission assets to American Transmission Company LLC in return for a proportionate ownership interest in this new company.

Gas Operations: Wisconsin Electric's gas operations purchase, distribute and sell natural gas to retail customers and transports customer-owned gas to approximately 413,000 customers in three distinct service areas in Wisconsin.

Steam Operations: Wisconsin Electric's steam operations generate, distribute and sell steam supplied by its Valley and Milwaukee County Power Plants. Steam is used by approximately 450 customers in the metropolitan Milwaukee area for space heating and processing, hot water and humidification.

For additional financial information about Wisconsin Electric's operating segments, see "Note K--Segment Reporting" in the Notes to Financial Statements.

                       DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

   The information under "Election of Directors" in Wisconsin Electric's definitive Information Statement dated March 20, 2002, attached hereto, is incorporated herein by reference.

EXECUTIVE OFFICERS

   The figures in parenthesis indicate age and years of service with Wisconsin Electric as of December 31, 2001.

 Richard A. Abdoo (57; 26)   Chairman of the Board and Chief Executive Officer

 Charles R. Cole (55; 2)     Senior Vice President

 Stephen P. Dickson (41; 1)  Controller

 Paul Donovan (54; 2)        Senior Vice President and Chief Financial Officer

 Richard R. Grigg (53; 31)   President and Chief Operating Officer

 Larry Salustro (54; 4)      Senior Vice President and General Counsel

 George E. Wardeberg (66; 1) Vice Chairman of the Board

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